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                                                                EXHIBIT 10(a)(4)

                                                                  EXECUTION COPY

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                    U.S.$200,000,000 364-DAY CREDIT AGREEMENT


                                      AMONG


                           UTILICORP AUSTRALIA, INC.,
                                  AS BORROWER,


              THE SEVERAL LENDERS FROM TIME TO TIME PARTIES HERETO,

                                       AND


                           CREDIT SUISSE FIRST BOSTON,
                    ACTING THROUGH ITS CAYMAN ISLANDS BRANCH,
                            AS ADMINISTRATIVE AGENT,
                       LEAD ARRANGER AND SOLE BOOK RUNNER


                           DATED AS OF APRIL 9, 2003

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                                TABLE OF CONTENTS

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ARTICLE 1.  DEFINITIONS...............................................................................1

  1.1      Defined Terms..............................................................................1
  1.2      Other Definitional Provisions.............................................................18

ARTICLE 2.  AMOUNT AND TERMS OF COMMITMENTS..........................................................19

  2.1      Term Loans................................................................................19
  2.2      Repayment of Loans; Evidence of Debt......................................................20
  2.3      Procedure for Borrowing...................................................................21
  2.4      Fees......................................................................................21
  2.5      Optional and Mandatory Prepayments........................................................22
  2.6      Interest Rate Conversion and Continuation Options.........................................24
  2.7      Maximum Amounts of Eurodollar Tranches....................................................25
  2.8      Interest Rates; Default Rate Payment Dates................................................25
  2.9      Computation of Interest...................................................................26
  2.10     Inability to Determine Interest Rate......................................................26
  2.11     Pro Rata Treatment and Payments; Funding Reliance.........................................27
  2.12     Illegality................................................................................28
  2.13     Requirements of Law.......................................................................28
  2.14     Taxes.....................................................................................29
  2.15     Indemnity.................................................................................31
  2.16     Discretion of Lender as to Manner of Funding..............................................32
  2.17     Change of Lending Office; Replacement Lender..............................................32
  2.18     Collateral................................................................................33

ARTICLE 3.  REPRESENTATIONS AND WARRANTIES...........................................................34

  3.1      Financial Condition.......................................................................34
  3.2      No Change.................................................................................35
  3.3      Corporate Existence; Compliance with Law..................................................35
  3.4      Corporate Power; Authorization; Enforceable Obligations...................................35
  3.5      No Legal Bar..............................................................................35
  3.6      No Material Litigation....................................................................36
  3.7      No Default................................................................................36
  3.8      Ownership of Property; Liens..............................................................36
  3.9      Subsidiaries..............................................................................36
  3.10     Intellectual Property.....................................................................36
  3.11     Taxes.....................................................................................36
  3.12     Margin Stock..............................................................................37
  3.13     ERISA.....................................................................................37
  3.14     Holding Company; Investment Company Act; Other Regulations................................37
  3.15     Purpose of Loans..........................................................................38
  3.16     Environmental Matters.....................................................................38
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  3.17     Insurance.................................................................................38
  3.18     Accuracy and Completeness of Information..................................................38
  3.19     Leaseholds, Permits, etc..................................................................38
  3.20     No Restrictive Covenants..................................................................39
  3.21     Repayment of Third Party Indebtedness by UAPL.............................................39

ARTICLE 4.  CONDITIONS PRECEDENT.....................................................................39

  4.1      Conditions to Closing Date................................................................39
  4.2      Conditions to Tranche B Loans.............................................................42

ARTICLE 5.  AFFIRMATIVE COVENANTS....................................................................43

  5.1      Financial Statements......................................................................43
  5.2      Certificates; Other Information...........................................................43
  5.3      Payment and Performance of Obligations....................................................44
  5.4      Maintenance of Existence..................................................................44
  5.5      Maintenance of Property; Insurance........................................................44
  5.6      Inspection of Property; Books and Records; Discussions....................................44
  5.7      Notices...................................................................................45
  5.8      Environmental Laws........................................................................45
  5.9      ERISA.....................................................................................46
  5.10     Use of Proceeds...........................................................................46
  5.11     Margin Stock..............................................................................46
  5.12     Collateral Documents......................................................................46
  5.13     Sale of Australian Assets.................................................................46

ARTICLE 6.  NEGATIVE COVENANTS.......................................................................47

  6.1      Collateral Asset Coverage.................................................................47
  6.2      Limitation on Fundamental Changes.........................................................47
  6.3      Limitation on Transactions with Affiliates................................................48
  6.4      Limitation on Liens.......................................................................48
  6.5      Amendments of Organizational Documents....................................................48
  6.6      Limitation on Guarantee Obligations.......................................................48
  6.7      Limitation on Sale of Assets..............................................................48
  6.8      Limitation on Investments, Loans and Advances.............................................49
  6.9      Limitation on Dividends and Stock Repurchases.............................................49
  6.10     Limitation on Indebtedness or Mandatory Redeemable Stock..................................50
  6.11     Limitation on Sales and Leasebacks........................................................50
  6.12     Payment and Other Restrictions............................................................50
  6.13     Limitation on Businesses..................................................................50
  6.14     Limitation on Certain Amendments..........................................................51
  6.15     Limitations on Subsidiaries' Equity Interests.............................................51
  6.16     Hedging Arrangements; Forward Sale or Purchase Contracts..................................51
  6.17     Voting....................................................................................52
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ARTICLE 7.  EVENTS OF DEFAULT........................................................................52

  7.1      Events of Default.........................................................................52

ARTICLE 8.  THE AGENTS...............................................................................55

  8.1      Appointment...............................................................................55
  8.2      Delegation of Duties......................................................................55
  8.3      Exculpatory Provisions....................................................................55
  8.4      Reliance by Agents........................................................................56
  8.5      Notice of Default.........................................................................56
  8.6      Non-Reliance on Agents and Other Lenders..................................................56
  8.7      Indemnification...........................................................................57
  8.8      Agent in Its Individual Capacity..........................................................57
  8.9      Successor Administrative Agent............................................................58

ARTICLE 9.  MISCELLANEOUS............................................................................58

  9.1      Amendments and Waivers....................................................................58
  9.2      Notice....................................................................................59
  9.3      No Waiver; Cumulative Remedies............................................................59
  9.4      Survival of Representations and Warranties................................................60
  9.5      Payment of Expenses and Taxes; Indemnification............................................60
  9.6      Successors and Assigns; Participations and Assignments....................................61
  9.7      Adjustments; Setoff.......................................................................65
  9.8      Confidentiality...........................................................................65
  9.9      Effectiveness.............................................................................66
  9.10     Counterparts..............................................................................66
  9.11     Severability..............................................................................66
  9.12     Integration...............................................................................66
  9.13     GOVERNING LAW.............................................................................67
  9.14     Submission To Jurisdiction; Waivers.......................................................67
  9.15     Acknowledgments...........................................................................67
  9.16     Waivers of Jury Trial.....................................................................68


               EXHIBITS AND SCHEDULES

Exhibit A-1    Form of Notice of Borrowing
Exhibit A-2    Form of Notice of Interest Rate Conversion
Exhibit B      Form of Closing Certificate
Exhibit C      Form of Assignment and Assumption Agreement
Exhibit D      Form of Note
Exhibit E      Form of Global Tranche A/Tranche B Note

Schedule I     Commitments and Lending Offices of Lenders
Schedule 3.9   Subsidiaries

                                       iii
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          CREDIT AGREEMENT, dated as of April 9, 2003, among UTILICORP
AUSTRALIA, INC., a Delaware corporation (the "BORROWER"), the several banks and other financial institutions from time to time party hereto (the "LENDERS") and CREDIT SUISSE FIRST BOSTON, acting through its Cayman Islands Branch, as Administrative Agent (in such capacity the "ADMINISTRATIVE AGENT"), Lead Arranger and Sole Book Runner.

                             PRELIMINARY STATEMENTS

          1. The Borrower has requested the Lenders extend credit to the Borrower in the form of term loans in an aggregate principal amount not in excess of $200,000,000. The proceeds of the Loans are to be used by the Borrower, first, to pre-fund up to 12 months interest expense with respect to such loans and, thereafter, to provide working capital and for other general corporate purposes of the Borrower.

          2. In consideration of the foregoing premises and the mutual covenants herein contained and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

                             ARTICLE 1. DEFINITIONS

          1.1 DEFINED TERMS. As used in this Agreement, the following terms shall have the following meanings:

          "ADMINISTRATIVE AGENT" shall have the meaning ascribed thereto in the heading hereto and shall include such other Lender or financial institution as shall have subsequently been appointed as the successor Administrative Agent pursuant to SECTION 8.9.

          "AFFECTED LENDER" shall have the meaning ascribed thereto in
SECTION 2.17.

          "AFFILIATE" shall mean, as to any Person, any other Person which, directly or indirectly, is in control of (including all directors and officers of such Person), is controlled by, or is under common control with, such Person. For purposes of this definition, "control" of a Person shall mean the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by ownership of voting securities, by contract or otherwise.

          "AGENTS" shall have the meaning ascribed thereto in SECTION 8.1.

          "AGREEMENT" shall mean this Credit Agreement, as amended, supplemented or otherwise modified from time to time.

          "ALTERNATE BASE RATE" shall mean, on any particular date, a rate of interest per annum equal to the highest of

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     (a)  the rate of interest most recently announced by CSFB as its prime rate in effect at its principal office in New York City (which rate is not necessarily intended to be the lowest rate of interest charged by CSFB in connection with extensions of credit);

     (b)  the Federal Funds Rate for such date plus 0.50%; and

     (c)  4.00%.

          "ALTERNATE BASE RATE LOANS" shall mean Loans the rate of interest applicable to which is based upon the Alternate Base Rate.

          "ANCFC" shall mean Aquila Networks Canada Finance Corporation, a unlimited company organized under the laws of the Province of Nova Scotia.

          "ANCFC GUARANTY" shall mean a guaranty made by ANCFC, as Guarantor, in favor of the Collateral Agent for the benefit of the Secured Parties in support of ANCMC Canadian Pledge Agreement, in form and substance satisfactory to the Lenders and the Collateral Agent.

          "ANCL CREDIT FACILITY" shall mean that certain Credit Agreement, dated as of May 31, 2001, among Aquila Canada Ltd., as Borrower, Bank of America Canada, Bank of Montreal, Deutsche Bank AG, Canada Branch, Royal Bank of Canada, The Toronto-Dominion Bank and the financial institutions who become parties thereto from time to time, as Lenders, The Toronto-Dominion Bank, as Administration Agent, and Bank of Montreal, as Syndication Agent.

          "ANCMC" shall mean Aquila Networks Canada Management Corporation, a corporation organized under the laws of the Province of Alberta.

          "ANCMC CANADIAN PLEDGE AGREEMENT" shall mean a pledge agreement between ANCFC and the Collateral Agent for the benefit of the Secured Parties (as defined therein) pursuant to which, among other things, ANCFC pledges to the Collateral Agent all of the outstanding Capital Stock of ANCMC, in form and substance satisfactory to the Lenders and the Collateral Agent.

          "APPROVED FUND" shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in commercial loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

          "AQUILA" shall mean Aquila, Inc., a Delaware corporation and the parent of the Borrower.

          "AQUILA MERCHANT SERVICES" shall mean Aquila Merchant Services, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of Aquila.

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          "AQUILA PIATT COUNTY POWER" shall mean Aquila Piatt County Power,
L.L.C., a Delaware limited liability company and a Wholly-Owned Subsidiary of Aquila.

          "AQUILA PIATT COUNTY POWER GUARANTY" shall mean a guaranty made by Aquila Piatt County Power, as Guarantor, in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to which, among other things, Aquila Piatt County Power guarantees all Obligations to the Lenders and the other Secured Parties (and is otherwise acceptable to the Collateral Agent).

          "AQUILA PIATT COUNTY POWER PLEDGE AGREEMENT" shall mean the Aquila Piatt County Power Membership Pledge Agreement between Aquila Power Holdings, Inc. and the Collateral Agent for the benefit of the Secured Parties pursuant to which, among other things, Aquila Power Holdings, Inc. pledges to the Collateral Agent all of the outstanding Capital Stock of Aquila Piatt County Power, in form and substance satisfactory to the Lenders and the Collateral Agent.

          "ARRANGER" shall mean CSFB and its successors.

          "ASSIGNEE" shall have the meaning ascribed thereto in SECTION 9.6(c).

          "ASSIGNMENT AND ASSUMPTION AGREEMENT" shall have the meaning ascribed thereto in Section 9.6(c).

          "AUSTRALIAN ASSETS" shall mean assets of the Borrower's Subsidiaries including, without limitation, Investments held by any Subsidiary in WA Gas Holdings Pty Ltd., Power Partnership Pty Ltd., or Energy Partnership Holdings Pty Ltd.

          "AVAILABILITY PERIOD" shall mean the period from the Closing Date through May 12, 2003.

          "BENEFITED LENDER" shall have the meaning ascribed thereto in SECTION 9.7(a).

          "BORROWER" shall have the meaning ascribed thereto in the heading hereto.

          "BUSINESS DAY" shall mean a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; PROVIDED, HOWEVER, that, when used in connection with a Eurodollar Loan, the term "BUSINESS DAY" shall also exclude any day on which banks are not open for dealings in Dollars in the interbank market in London, England.

          "CANADIAN COLLATERAL EVENT" shall have the meaning ascribed thereto in the $430 Million Credit Agreement.

          "CANADIAN PARENTS" shall mean Missouri Public Service Company, a Missouri corporation and a Wholly-Owned Subsidiary of Aquila, and Aquila Networks Canada Corp., an Alberta corporation and a Wholly-Owned Subsidiary of Aquila.

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          "CANADIAN PLEDGE AGREEMENT" shall mean a pledge agreement among Aquila and Aquila Canada Holdings, Inc., a Delaware corporation and an indirect Wholly-Owned Subsidiary of Aquila, as pledgors, and the Collateral Agent for the benefit of the Secured Parties (as defined therein), as pledgee, pursuant to which, among other things, the pledgors pledge to the Collateral Agent all of the outstanding Capital Stock of the Canadian Parents, in form and substance satisfactory to the Lenders and the Collateral Agent.

          "CAPITAL EXPENDITURES" of any Person shall mean, for any period, without duplication, all expenditures (whether paid in cash or other consideration) during such period that, in accordance with GAAP, are or should be capitalized on such Person's financial statements.

          "CAPITAL STOCK" shall mean any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

          "CASH EQUIVALENTS" shall mean (a) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed or insured by the United States Government or any agency thereof, (b) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition and overnight bank deposits of any Lender and certificates of deposit with maturities of one year or less from the date of acquisition and overnight bank deposits of any other commercial bank having capital and surplus in excess of $500,000,000, (c) commercial paper of any issuer rated at least A-2 by Standard & Poor's or P-2 by Moody's, (d) additional money market investments with maturities of one year or less from the date of acquisition rated at least A1 or AA by Standard & Poor's or P-1 or Aa by Moody's and (e) tax-exempt debt obligations of any State of the United States or of any county or other municipal government subdivision of any State of the United States with maturities of one year or less from the date of acquisition rated at the highest investment grade rating by Standard & Poor's or by Moody's, or publicly traded or open-end bond funds that invest exclusively in such tax-exempt debt obligations.

          "CITIBANK 364-DAY REVOLVING CREDIT AGREEMENT" shall mean the U.S.$325,000,000 364-Day Revolving Credit Agreement dated as of April 12, 2002 among the Borrower, the lenders party thereto and Citibank, N.A., as agent.

          "CITIBANK 3-YEAR REVOLVING CREDIT AGREEMENT" shall mean that certain U.S.$325,000,000 3-Year Revolving Credit Agreement dated as of April 12, 2002 among the Borrower, the lenders party thereto, Citibank, N.A., as agent, and Bank One, NA, as LC Issuing Bank.

          "CHANGE IN TAX LAW" shall have the meaning ascribed thereto in SECTION 2.14(a).

          "CHANGE OF CONTROL" shall mean the occurrence of any of the following:

                                        4
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          (a)   any Person or "GROUP" (within the meaning of SECTION 13(d) or
14(d) of the Securities Exchange Act of 1934) (i) shall have acquired beneficial ownership of 40% or more of the aggregate outstanding classes of Capital Stock having voting power in the election of directors of Aquila or (ii) shall obtain the power (whether or not exercised) to elect a majority of Aquila's directors;

          (b) a majority of the persons who comprise the Board of Directors of Aquila on the date hereof shall be replaced, unless such replacement (i) was either recommended by at a majority of the Board of Directors of Aquila then still in office who either were members of such Board of Directors on the date hereof or whose election as a member of such Board of Directors was previously so approved or (ii) the replacing persons have been appointed by such Board of Directors;

          (c)   Aquila shall be liquidated or dissolved; or

          (d) the Borrower shall cease to be a Wholly-Owned Subsidiary of Aquila.

          "CLAY COUNTY SYNTHETIC LEASE" shall mean the lease financing of the Raccoon Creek 334 MW Peaking Power Plant in Clay County, Illinois, entered into pursuant to the Second Amended and Restated Participation Agreement, dated as of August 31, 2001, among MEP Flora Power, Aquila Merchant Services, Clay County Purchaser, L.L.C., Clay County Trust 2000, Wilmington Trust Company, not in its individual capacity but solely as Trustee of the Clay County Trust 2000, the financial institutions named as Tranche A Lenders in the Participation Agreement, the financial institutions named as Tranche B Lenders in the Participation Agreement, the financial institutions named as Certificate Holders in the Participation Agreement, Credit Lyonnais New York Branch, as Administrative Agent and Sole Lead Arranger, and Credit Lyonnais New York Branch, as Swap Party.

          "CLOSING DATE" shall mean the date on which the conditions precedent set forth in SECTION 4.1 shall be satisfied or waived by the Required Lenders.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "COLLATERAL" shall have the meaning ascribed thereto in the Collateral Documents.

          "COLLATERAL ACCOUNT" shall mean a collateral account established pursuant to the Collateral Account Agreement.

          "COLLATERAL ACCOUNT AGREEMENT" shall mean a collateral account agreement between the Borrower and the Collateral Agent with respect to the Pre-Funded Interest.

          "COLLATERAL AGENT" shall mean CSFB, acting through its Cayman Islands Branch, as collateral agent under the Collateral Documents.

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          "COLLATERAL DOCUMENTS" shall mean a collective reference to the Aquila
Piatt County Power Guaranty, the MEP Flora Power Guaranty, the Aquila Piatt County Power Pledge Agreement, the ANCMC Canadian Pledge Agreement, the Canadian Pledge Agreement, the Collateral Account Agreement, the IPP Pledge Agreement, the MEP Flora Power Pledge Agreement, and the Specified Company Pledge Agreement (to the extent such documents have not been terminated in accordance with the terms hereof and thereof) and such other documents executed and delivered in connection with the attachment and perfection of the Collateral Agent's security interest and liens arising thereunder, including, without limitation, UCC financing statements filed in connection therewith.

          "COMMITMENTS" shall mean the aggregate amount of Tranche A Commitments and Tranche B Commitments.

          "COMMITMENT LETTER" shall mean the Commitment Letter, dated March 21, 2003, between Aquila and the Arranger.

          "COMMITMENT PERCENTAGE" shall mean, as to any Lender at any time, the percentage which such Lender's Commitment then constitutes of the aggregate Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender's Loans then outstanding and Tranche B Commitment constitutes of the aggregate principal amount of the Loans then outstanding and Tranche B Commitment).

          "COMMONLY CONTROLLED ENTITY" shall mean an entity, whether or not incorporated, which is under common control with the Borrower or any Subsidiary within the meaning of Section 4001(a)(14) of ERISA or is part of a group which includes the Borrower and which is treated as a single employer under Section 414 of the Code.

          "COMPLIANCE CERTIFICATE" shall have the meaning ascribed thereto in
SECTION 5.2(b).

          "CONFIDENTIAL INFORMATION" shall have the meaning ascribed thereto in
SECTION 9.8.

          "CONTRACTUAL OBLIGATION" shall mean as to the Borrower or any Subsidiary, any provision of any security issued by the Borrower or any Subsidiary or of any agreement, instrument or other undertaking to which the Borrower or any Subsidiary is a party or by which it or any of its property is bound.

          "CREDIT PARTY" shall mean, collectively, (i) the Borrower, (ii) so long as the Lien of the ANCMC Canadian Pledge Agreement remains in effect in accordance with the terms hereof and thereof, ANCFC, (iii) so long as the Aquila Piatt County Power Guaranty remains in effect in accordance with the terms hereof and thereof, Aquila Piatt County Power, (iv) so long as either the Aquila Piatt County Power Pledge Agreement or the MEP Flora Power Pledge Agreement remains in effect in accordance with the terms hereof and thereof, Aquila Power Holdings, Inc., (v) so long as the Lien of the Canadian Pledge Agreement remains in effect in accordance with the terms hereof and thereof,

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Aquila and Aquila Canada Holdings, Inc., (vi) so long as the Lien of the IPP
Pledge Agreement remains in effect in accordance with the terms hereof and thereof, Aquila Merchant Services, and (vii) so long as the MEP Flora Power Guaranty remains in effect in accordance with the terms hereof and thereof, MEP Flora Power.

          "CSFB" shall mean Credit Suisse First Boston.

          "DEBT" shall mean, with respect to any Person, the aggregate principal amount of all obligations that, in accordance with GAAP consistently applied and without duplication, would be classified as debt on its balance sheet; PROVIDED, HOWEVER, that with respect to Aquila and Aquila Merchant Services, "DEBT" shall
(i) exclude the principal amount of all obligations relating to the gas prepay contracts to which Aquila or Aquila Merchant Services has, as of the date hereof, signed, co-signed or guaranteed, and (ii) exclude obligations to the extent that such obligations are cash collaterized.

          "DEFAULT" shall mean any of the events specified in SECTION 7.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "DISPOSITION" shall mean any conveyance, sale, lease, assignment, transfer or other disposition (including any such transaction effected by way of merger or consolidation).

          "DOLLARS" and "$" shall mean dollars in lawful currency of the United States of America.

          "DOMESTIC LENDING OFFICE" shall mean, initially, the office of each Lender designated as such in SCHEDULE I (or the office of an Assignee designated pursuant to an Assignment and Assumption Agreement), and thereafter, such other office of such Lender, if any, which shall be making or maintaining Alternate Base Rate Loans as may be designated from time to time by notice from such Lender to the Borrower and the Administrative Agent.

          "ENVIRONMENTAL LAWS" shall mean any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, permits, licenses, registrations or authorizations or requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning the health and safety of humans and other living organisms as it relates to exposures to Materials of Environmental Concern, protection of natural resources or the environment, including the manufacture, distribution in commerce, and use of, or Release to the environment of, Materials of Environmental Concern, as now or may at any time hereafter be in effect.

          "ENVIRONMENTAL LIABILITY" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Materials of Environmental Concern, (c) exposure to any Materials of Environmental Concern, (d) the release or threatened

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release of any Materials of Environmental Concern into the environment or (e)
any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

          "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

          "EURODOLLAR BASE RATE" shall mean, with respect to any Eurodollar Loan for any Interest Period, the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of such Interest Period by reference to the British Bankers' Association Interest Settlement Rates for deposits in Dollars (as set forth by any service selected by the Administrative Agent which has been nominated by the British Bankers' Association as an authorized information vendor for the purpose of displaying such rates) for a period equal to such Interest Period; PROVIDED that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the "EURODOLLAR BASE RATE" shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in Dollars are offered for such Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date which is two (2) Business Days prior to the beginning of such Interest Period; PROVIDED, FURTHER, that if the Eurodollar Base Rate determined as provided above with respect to any Loan for any Interest Period would be less than 3.00% per annum, then the "EURODOLLAR BASE RATE" with respect to such Loan for such Interest Period shall be deemed to be 3.00% per annum.

          "EURODOLLAR LOANS" shall mean Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

          "EURODOLLAR OFFICE" shall mean, initially, the office of each Lender designated as such in SCHEDULE I (or the office of an Assignee designated pursuant to an Assignment and Assumption Agreement), and thereafter, such other office of such Lender, if any, which shall be making or maintaining Eurodollar Loans as may be designated from time to time by notice from such Lender to the Borrower and the Administrative Agent.

          "EURODOLLAR RATE" shall mean with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula:

                    Eurodollar Base Rate
          --------------------------------------
          1.00 - Eurodollar Reserve Requirements

          "EURODOLLAR RESERVE REQUIREMENTS" shall mean, for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the rates (expressed as a decimal) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves) under any regulations of the Board of

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Governors of the Federal Reserve System or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as "EUROCURRENCY LIABILITIES" in Regulation D of such Board) maintained by a member bank of such System.

          "EURODOLLAR TRANCHE" shall mean all Loans which consist of Eurodollar Loans incurred on the Closing Date (or which result from continuations or conversions on a given date after the Closing Date) and have the same Interest Period.

          "EVENT OF DEFAULT" shall mean any of the events specified in SECTION 7.1; provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

          "EXISTING CREDIT AGREEMENTS" shall mean, collectively, (i) the Citibank 364-Day Revolving Credit Agreement, and (ii) the Citibank 3-Year Revolving Credit Agreement.

          "FEDERAL FUNDS RATE" shall mean for any particular date, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.

          "FINANCING LEASE" shall mean any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

          "$430 MILLION CREDIT AGREEMENT" shall mean that certain
U.S.$430,000,000 Credit Agreement dated as of the date hereof among Aquila, as borrower, the lenders party thereto, the issuing banks party thereto and CSFB, as administrative agent.

          "GAAP" shall mean generally accepted accounting principles in the United States of America as in effect from time to time consistent with those utilized in preparing the audited financial statements referred to in
SECTION 3.1; provided that in the event that any change in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) or the United States Securities and Exchange Commision results in a change in the method of calculation of any of the financial covenants hereunder, the Lenders (acting through the Administrative Agent) and the Borrower will in good faith enter into negotiations in order to reevaluate such financial covenants in light of such change; and PROVIDED, FURTHER, that this provision shall not operate as a waiver of any right, remedy, power or privilege available to any Lender under any provision of any Loan Document or pursuant to any applicable law.

          "GOVERNMENTAL AUTHORITY" shall mean any national government (United States or foreign), any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any agency, authority, instrumentality, or regulatory body of any thereof.

          "GOOSE CREEK" shall mean a 510 MW peaking power plant located in Piatt County, Illinois and originally financed by Aquila Piatt County Power pursuant to the Piatt County Synthetic Lease.

          "GRANTING LENDER" shall have the meaning ascribed thereto in SECTION 9.6(f).

          "GUARANTEE OBLIGATION" shall mean as to any Person (the "GUARANTEEING PERSON"), any obligation of the guaranteeing person (including, without limitation, any reimbursement, counter-indemnity or similar obligation), guaranteeing or in effect guaranteeing any Indebtedness, lease, dividend or other similar obligation (the "PRIMARY OBLIGATION") of any other third Person (the "PRIMARY OBLIGOR") in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or
(y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth, liquidity or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business.

          "GUARANTEES" shall mean the MEP Flora Power Guaranty and the Aquila Piatt County Power Guaranty.

          "GUARANTORS" shall mean Aquila Piatt County Power and MEP Flora Power.

          "INDEBTEDNESS" of any Person at any date shall mean, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Financing Lease obligations of such Person, (d) all obligations of such Person under synthetic leases, tax retention operating leases, off-balance sheet loans or other off-balance sheet financing products that, for tax purposes, are considered indebtedness for borrowed money of the lessee but are classified as operating leases under GAAP, (e) all indebtedness of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business), (f) all outstanding reimbursement obligations of such Person in respect of outstanding letters of credit, acceptances and similar obligations issued or created for the account of such Person, (g) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, and (h) all Guarantee Obligations of such Person; PROVIDED, HOWEVER, that with respect to Aquila and Aquila Merchant Services, "INDEBTEDNESS" shall exclude (i) the principal amount of all obligations relating to the gas prepay contracts to which Aquila or Aquila Merchant Services has, as of the date hereof, signed, co-signed or guaranteed, and (ii) liabilities or other obligations to the extent cash collaterized.

          "INDEPENDENT POWER PROJECTS" shall mean, collectively, Koma Kulhan Associates, Topsham Hydroelectric Generating Facility Trust No. 2, Badger Creek Limited, L.P., Stockton Cogen Company, Orlando CoGen Limited, L.P., BAF Energy LP, Jamaica Private Power Company Limited, Rumford Cogeneration Company L.P., Lake Cogen, LTD., Mid-Georgia Cogen, L.P., Pasco Cogen, LTD., Onondaga Cogeneration Limited Partnership, Selkirk Cogen Partners, L.P., and Prime Energy Limited Partnership.

          "INSOLVENCY" shall mean with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

          "INSOLVENT" shall mean pertaining to a condition of Insolvency.

          "INTELLECTUAL PROPERTY" shall have the meaning ascribed thereto in
SECTION 3.10.

          "INTEREST PAYMENT DATE" shall mean (a) as to any Alternate Base Rate Loan, the last Business Day of each March, June, September and December to occur while such Loan is outstanding, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, and (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months after the first day of such Interest Period and the last day of such Interest Period.

          "INTEREST PERIOD" with respect to any Eurodollar Loan shall mean:

          (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Interest Rate Conversion, as the case may be, given with respect thereto; and

          (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

PROVIDED that, the foregoing provisions relating to Interest Periods are subject to the following:

                (i) if any Interest Period pertaining to a Eurodollar Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day (and, with respect to payments of principal and interest thereon, shall be payable at the then applicable rate during such extension) unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

                (ii) no Interest Period shall be selected which would extend beyond the Maturity Date; and

                (iii) any Interest Period pertaining to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month.

          "INVESTMENT" shall have the meaning ascribed thereto in SECTION 6.8.

          "IPP PLEDGE AGREEMENT" shall mean a pledge agreement between the Aquila Merchant Services and the Collateral Agent for the benefit of the Secured Parties (as defined therein) pursuant to which, among other things, Aquila Merchant Services pledges to the Collateral Agent all of the outstanding Capital Stock of UtilCo Group, in form and substance satisfactory to the Lenders and the Collateral Agent.

          "LC OUTSTANDINGS" shall have meaning ascribed thereto in the Citibank 3-Year Revolving Credit Agreement.

          "LENDER" shall have the meaning ascribed thereto in the heading hereto.

          "LIEN" shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

          "LOAN DOCUMENTS" shall mean collectively, this Agreement, the Collateral Documents, the Notes and each other agreement, instrument or certificate (other than an Assignment and Assumption Agreement, pursuant to which the assignor therein sells and/or assigns an interest under this Agreement) issued, executed and delivered to the Administrative Agent, the Collateral Agent or the Lenders hereunder or thereunder or pursuant hereto or thereto (in each case as the same may be amended, restated, supplemented, extended, renewed or replaced from time to time), and "LOAN DOCUMENT" means any one of them.

          "LOANS" shall mean the Tranche A Loans and Tranche B Loans made by the Lenders to the Borrower by the subscription of Notes issued by the Borrower pursuant to SECTION 2.1, PROVIDED that until and unless borrowing of the Tranche B Loan shall occur as provided herein such term shall mean "TRANCHE A LOANS".

          "MANDATORY REDEEMABLE STOCK" shall mean, with respect to any Person, any share of such Person's Capital Stock, to the extent that it is (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into any Indebtedness or other liability, obligation, covenant or duty of or binding upon, or any term or condition to be observed by or binding upon such Person or any of its assets, (i) at a fixed or determinable date, whether by operation of a sinking fund or otherwise, (ii) at the option of any other Person or (iii) upon the occurrence of a condition not solely within the control of such Person such as a redemption required to be made utilizing future earnings, or (b) convertible into Capital Stock which has the features set forth in clause (a).

          "MATERIAL ADVERSE EFFECT" shall mean any material adverse effect (a) on the business, operations, property, condition (financial or otherwise) or prospects of the Borrower and its Subsidiaries (taken as a whole), (b) on the Collateral (taken as a whole), (c) that is reasonably likely to affect the legality, validity or enforceability of this Agreement, any of the other Loan Documents, or the rights or remedies of the Administrative Agent, the Collateral Agent, or the Lenders hereunder or thereunder, or (d) that is reasonably likely to affect the perfection, priority or enforceability of the Lien of any other Collateral Document.

          "MATERIALS OF ENVIRONMENTAL CONCERN" shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any other pollutant, contaminant, hazardous substance, hazardous waste, special waste, toxic substance, radioactive material, or other compound, element, material or substance in any form whatsoever (including products) regulated, restricted or addressed by or under any Environmental Law, including, without limitation, asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

          "MATURITY DATE" shall mean April 8, 2004.

          "MEP FLORA POWER" shall mean MEP Flora Power, LLC, a Delaware limited liability company and a Wholly-Owned Subsidiary of Aquila.

          "MEP FLORA POWER GUARANTY" shall mean a guaranty made by MEP Flora Power, as Guarantor, in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to which, among other things, MEP Flora Power guarantees all Obligations to the Lenders and the other Secured Parties (and is otherwise acceptable to the Collateral Agent).

          "MEP FLORA POWER PLEDGE AGREEMENT" shall mean the MEP Flora Power Membership Pledge Agreement between Aquila Power Holdings, Inc. and the Collateral Agent for the benefit of the Secured Parties pursuant to which, among other things, Aquila Power Holdings, Inc. pledges to the Collateral Agent all of the outstanding Capital Stock of MEP Flora Power, in form and substance satisfactory to the Lenders and the Collateral Agent.

          "MOODY'S" shall mean Moody's Investors Service, Inc.

          "MULTIEMPLOYER PLAN" shall mean a plan which is a "MULTIEMPLOYER PLAN" as defined in Section 3(37) or 4001(a)(3) of ERISA.

          "NET CASH PROCEEDS" shall mean, with respect to any Reduction Event, an amount equal to the cash proceeds from or in respect of such Reduction Event (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received), less (a) any investment banking, auditing and legal fees, printing costs, rating agency fees and any other fees and expenses reasonably incurred by such Person in respect of such Reduction Event, (b) if such Reduction Event is a Disposition of assets, the amount of any contractually required payments, including Debt, and associated costs which become due and owing as a result of such Disposition, and
(c) any taxes actually paid or to be payable by such Person (as estimated by a senior financial or accounting officer of the Borrower) in respect of such Reduction Event.

          "NON-EXCLUDED TAXES" shall have the meaning ascribed thereto in
SECTION 2.14(a).

          "NOTE" shall mean any promissory note issued by the Borrower in accordance with SECTION 2.2(e) or (f).

          "NOTICE OF BORROWING" shall mean a notice given by the Borrower pursuant to SECTION 2.3.

          "NOTICE OF INTEREST RATE CONVERSION" shall have the meaning ascribed thereto in SECTION 2.6(a).

          "OBLIGATIONS" shall mean the unpaid principal of and interest (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding and whether the Administrative Agent, for the benefit of the Lenders, is oversecured or undersecured with respect to such Loans) on the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent, the Collateral Agent and the Lenders, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, the other Loan Documents or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, fees, indemnities, costs, expenses

(including, without limitation, all fees and disbursements of counsel to the Administrative Agent, the Collateral Agent or the Lenders that are required to be paid by the Borrower pursuant to the terms of this Agreement or any other Loan Document) or otherwise.

          "PARTICIPANT" shall have the meaning ascribed thereto in
SECTION 9.6(b).

          "PERMITTED LIENS" shall mean

          (a) Liens for taxes, assessments, governmental charges or levies not yet due or which are being contested in good faith by appropriate proceedings; PROVIDED that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

          (b) any attachment or judgment Lien not constituting an Event of Default under SECTION 7.1(h);

          (c) any Lien vested in any licensor or permitter for obligations or acts to be performed, the performance of which obligations or acts is required under licenses or permits, so long as the performance of such obligations or acts is not delinquent or is being contested in good faith and by appropriate proceedings;

          (d)   the Lien of any Collateral Document;

          (e) other Liens not securing Indebtedness existing on the date hereof; and

          (f) any Lien incurred pursuant to any agreement relating to a Disposition of assets so long as the terms of such Disposition comply with SECTION 6.7 (and such Lien extends solely over the assets which are the subject of such Disposition).

          "PERSON" shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority, or other entity of whatever nature.

          "PIATT COUNTY SYNTHETIC LEASE" shall mean the lease financing of the Goose Creek power plant entered into pursuant to the Amended and Restated Participation Agreement, dated as of May 16, 2002, among Aquila Piatt County Power, Piatt County Purchaser, L.L.C., Piatt Midwest Statutory Trust II, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly set forth therein, but solely as Trustee, the Persons named therein as Note Holders, the Persons named therein as Certificate Holders, Citibank, N.A., as Swap Party, and Citicorp USA, Inc., as Agent.

          "PLAN" shall mean at a particular time, any employee benefit plan which is defined in Section 3(2) of ERISA and in respect of which the Borrower or any Subsidiary is, an "EMPLOYER" as defined in Section 3(5) of ERISA.

          "PRE-FUNDED INTEREST" shall mean an amount equal to interest to accrue on the outstanding principal amount of the Loans hereunder from the date such Loans are made to the Maturity Date (based upon an assumed interest rate which, in the judgment of the Administrative Agent, approximates the average projected interest rate with respect to the Loans hereunder).

          "RACOON CREEK" shall mean a 334 MW peaking power plant located in Clay County, Illinois and leased by MEP Flora Power pursuant to the Clay County Synthetic Lease.

          "REDUCTION EVENT" shall have the meaning ascribed thereto in SECTION 2.5(b).

          "REGISTER" shall have the meaning ascribed thereto in SECTION 9.6(d).

          "REGULATION D, T, U OR X" shall mean Regulation D, T, U or X, respectively, of the Board of Governors of the Federal Reserve System as in effect from time to time, or any successor regulation.

          "RELEASE" shall mean any release, pumping, pouring, emptying, injecting, escaping, leaching, migrating, dumping, seepage, spill, leak, flow, discharge, disposal or emission.

          "REORGANIZATION" shall mean with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

          "REPLACEMENT LENDER" shall have the meaning ascribed thereto in
SECTION 2.17(d).

          "REQUIRED LENDERS" shall mean, at any time, Lenders having Commitments (or after the Closing Date, Loans) representing more than 50% of the aggregate of all Commitments (or after the Closing Date, Loans) outstanding at such time.

          "REQUIREMENT OF LAW" as to any Person shall mean the articles of organization and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

          "RESPONSIBLE OFFICER" shall mean, with respect to a Person, the chairman of the board of directors, the chief executive officer, the president, any senior vice president, or any vice president of such Person or, with respect to financial matters, the chief financial officer or the treasurer of such Person, or any other officer of such Person designated as a Responsible Officer by any of the foregoing.

          "SECURED PARTIES" shall mean the Administrative Agent, the Collateral Agent and the Lenders.

          "SENIOR NOTES" shall mean 7.00% senior notes of Aquila maturing on July 15, 2004 and 6.875% senior notes of Aquila maturing on October 1, 2004.

          "SPC" shall have the meaning ascribed thereto in SECTION 9.6(f).

          "SPECIFIED COMPANY" shall have the meaning ascribed thereto in the Specified Company Pledge Agreement.

          "SPECIFIED ENTITIES" shall mean the Specified Company and its Subsidiaries.

          "SPECIFIED COMPANY PLEDGE AGREEMENT" shall mean a pledge agreement between the Borrower and the Collateral Agent for the benefit of the Secured Parties pursuant to which, among other things, the Borrower pledges to the Collateral Agent all of the outstanding Capital Stock of the Specified Company, in form and substance satisfactory to the Lenders and the Collateral Agent.

          "STANDARD & POOR'S" shall mean Standard & Poor's Rating Group, a division of The McGraw-Hill Companies, Inc.

          "SUBSIDIARY" shall mean, with respect to any Person, any corporation or unincorporated entity of which more than 50% of the outstanding capital stock (or comparable interest) having ordinary voting power (irrespective of whether at the time capital stock (or comparable interest) of any other class or classes of such corporation or entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person (whether directly or through one or more other subsidiaries). In the case of an unincorporated entity, a Person shall be deemed to have more than 50% of interests having ordinary voting power only if such Person's vote in respect of such interests comprises more than 50% of the total voting power of all such interests in the unincorporated entity. Unless otherwise expressly stated herein, all references to any Subsidiary are to direct or indirect Subsidiaries of the Borrower.

          "TRANCHE A COMMITMENT" shall mean, as to any Lender, the obligation of such Lender to make a Tranche A Loan to the Borrower an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on
SCHEDULE I. The aggregate amount of the Tranche A Commitments is $100,000,000.

          "TRANCHE B COMMITMENT" shall mean, as to any Lender, the obligation of such Lender to make a Tranche B Loan to the Borrower an aggregate principal amount not to exceed the amount set forth opposite such Lender's name on
SCHEDULE I. The aggregate amount of the Tranche B Commitments is $100,000,000. The unused portion of Tranche B Commitment shall terminate on the earliest of (x) the date of borrowing of the Tranche B Loans pursuant to SECTION 2.3, (y) termination by the Borrower of such unused portion, and (z) expiration of the Availability Period.

          "TRANCHE A LOAN" shall have the meaning ascribed thereto in
SECTION 2.1.

          "TRANCHE B LOAN" shall have the meaning ascribed thereto in
SECTION 2.1.

          "TRANSACTIONS" shall mean, collectively, (a) the execution, delivery and performance by the Borrower of this Agreement and the other Loan Documents,
(b) the issuing of Notes and the borrowings hereunder and the use of the proceeds thereof, (c) the granting of security interests pursuant to the Collateral Documents and (d) any other transactions related or entered into in connection with any of the foregoing or otherwise in connection with any of the Loan Documents.

          "TRANSFEREE" shall have the meaning ascribed thereto in
SECTION 9.6(g).

          "TURBINE WAREHOUSE SYNTHETIC LEASE" shall mean the $265,000,000 lease financing pursuant to the Participation Agreement, dated May 17, 2001, among Aquila Turbines, L.L.C., Piatt Midwest Statutory Trust, State Street Bank and Trust Company of Connecticut, National Association, not in its individual capacity, except as expressly set forth therein, but solely as Trustee, the Persons named therein as Note Holders, the Persons named therein as Certificate Holders, and Citibank, N.A., as Agent and Lessor Agent.

          "TYPE" shall mean as to any Loan, its nature as an Alternate Base Rate Loan or a Eurodollar Loan, as the context may require.

          "UAPL" shall mean UtiliCorp Asia Pacific Pty Ltd., an Australian company and a Wholly-Owned Subsidiary of the Borrower.

          "UTILCO GROUP" shall mean UtilCo Group, Inc., a Delaware corporation and a Wholly-Owned Subsidiary of Aquila and intermediate holding company of the equity or other ownership interests in the Independent Power Projects.

          "WAIVER AND CONSENT" shall mean a Waiver and Consent among the Borrower and the lenders party thereto under the Citibank 3-Year Revolving Credit Agreement, pursuant to which, among other things, such lenders waive obligations of the Borrower to comply with certain covenants under the Citibank 3-Year Revolving Credit Agreement, in form and substance satisfactory to the Administrative Agent.

          "WHOLLY-OWNED SUBSIDIARY" of any Person shall mean any Subsidiary 100% of whose Capital Stock (other than qualifying directors' shares) is at the time owned by such Person directly or indirectly through other Wholly Owned Subsidiaries.

          1.2 OTHER DEFINITIONAL PROVISIONS. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have their respective defined meanings when used in the Notes or any certificate or other document made or delivered pursuant hereto.

                (b) As used herein, in the Notes and in any certificate or other document made or delivered pursuant hereto, accounting terms relating to the Borrower or any Subsidiary not defined in SECTION 1.1 and accounting terms partly defined in SECTION 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

                (c) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                (d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

                (e) The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation". The word "or" shall not be exclusive. The word "will" shall be construed to have the same meaning and effect as the word "shall". In the computation of periods of time from a specified date to a later specified date, the word "from" shall mean "from and including"; the words "to" and "until" shall mean "to but excluding"; and the word "through" shall mean "to and including".

                (f) Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person's successors and assigns, and (iii) the words "asset" and "property" shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

                   ARTICLE 2. AMOUNT AND TERMS OF COMMITMENTS

          2.1 TERM LOANS. Subject to the terms and conditions hereof (including, without limitation, the conditions precedent set forth in SECTION 4.1 hereof), each Lender severally agrees to make a term loan to the Borrower in a principal amount not to exceed such Lender's Tranche A Commitment Percentage of $100,000,000 ("TRANCHE A LOAN") on the Closing Date by the subscription of Notes issued by the Borrower in accordance with Article 2. Subject to the terms and conditions hereof (including, without limitation, the conditions precedent set forth in SECTION 4.2 hereof), each Lender severally agrees to make a term loan to the Borrower in a principal amount not to exceed such Lender's Tranche B Commitment Percentage of $100,000,000 ("TRANCHE B LOAN") during the Availability Period by the subscription of Notes issued by the Borrower in accordance with Article 2. Tranche B Loans shall be allocated among the Lenders pro rata to their Tranche A Loans. Both Tranche A Loan and Tranche B Loan shall be made by the Borrower issuing Notes in accordance with Article 2 in a single issue. The Loans (i) at the option of the Borrower may be incurred and maintained as, or converted into, Alternate Base Rate Loans or Eurodollar Loans in accordance with the provisions hereof and (ii) shall be repaid or prepaid in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed.

          2.2 REPAYMENT OF LOANS; EVIDENCE OF DEBT. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

                (b) Each Lender shall maintain in accordance with its usual in addition to the Notes practice an account or accounts evidencing the Indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the date and the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

                (c) The Administrative Agent shall maintain accounts in which it shall record (i) the date and the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto,
     (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender's share thereof.

                (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; PROVIDED that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

                (e) Any Lender may request that Loans made by it be made by subscription of promissory notes in respect of the Tranche A Loan and the Tranche B Loan. In such event, the Borrower shall prepare, execute and deliver to such Lender promissory notes payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in substantially the form of Exhibit D. Thereafter, the Loans evidenced by such promissory notes and interest thereon shall at all times (including after assignment pursuant to SECTION 9.6) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns). Such promissory notes should be in substitution for the Notes issued pursuant to Section 2.2(f).

                (f) The Borrower must prepare, execute and deliver to the Administrative Agent a promissory note with respect to the aggregate amount of the Tranche A Loans and a separate promissory note with respect to the aggregate amount of the Tranche B Loans, if any, payable to the order of the Administrative Agent for the benefit of the Lenders in substantially the form of Exhibit E.

                (g) To the extent not otherwise stated therein, the Notes shall be governed by the terms of this Agreement.

          2.3 PROCEDURE FOR BORROWING. As a condition precedent to borrowing of Loans hereunder, the Borrower shall give the Administrative Agent an irrevocable notice substantially in the form of EXHIBIT A-1 (i) in the case of Tranche A Loan, on or prior to the Closing Date (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time on the Closing Date), and (ii) in the case of Tranche B Loan, on any Business Day, at the option of the Borrower, during the Availability Period (which notice must be received by the Administrative Agent prior to 10:00 a.m., New York City time on such day), in each case specifying (1) that a Loan is requested, (2) the aggregate amount to be borrowed, (3) the requested borrowing date (which shall be a Business Day), (4) whether the borrowing is to be of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof, (5) if the borrowing is to be entirely or partly of Eurodollar Loans, the amounts of such Eurodollar Loans and the lengths of the initial Interest Periods therefore, (6) the number and the location of the account to which the proceeds are to be disbursed (consistent with the provisions of hereof) and (7) the details of the Notes to be issued. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in SECTION 9.2 prior to 11:00 a.m., New York City time, on the date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent by subscription of the Notes in the manner specified by the Borrower in such Notice of Borrowing in the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent (net of the Pre-Funded Interest and fees and expenses then due and payable (if any)). If the Borrower fails to indicate the initial Interest Periods in such notice, the Interest Period shall be one month.

          2.4 FEES. (a) The Borrower agrees to pay to the Administrative Agent, for the account of CSFB or the Administrative Agent, as applicable as set forth therein, fees payable in the amounts and at the times separately agreed upon by Aquila and such Person.

                (b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender (i) an up-front fee equal to 1.15% of the aggregate principal amount of its Tranche B Loans, which shall be due and payable on the date of borrowing of such Tranche B Loans, and (ii) a commitment fee on its Tranche B Commitment during the Availability Period, which commitment fee shall accrue at a rate per annum equal to seven percent (7%) per annum from the

     Closing Date to, and shall be payable on, the earliest of (x) the borrowing date of the Tranche B Loans, (y) termination of Tranche B Commitments (if any), or (z) on the last day of the Availability Period.

                (c) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent for the benefit of the parties entitled thereto. Fees paid shall not be refundable under any circumstances.

          2.5 OPTIONAL AND MANDATORY PREPAYMENTS. (a) OPTIONAL PREPAYMENT AND REDUCTION. (i) Subject to the provisions of this paragraph and, in the case of a prepayment, SECTION 2.15, the Borrower may, at any time and from time to time prepay the Loans or reduce the Tranche B Commitments, in whole or in part without premium or penalty, upon at least three Business Days' irrevocable written notice to the Administrative Agent, specifying the date and amount of prepayment or reduction and, in the case of a prepayment of Loans, whether such prepayment is of Eurodollar Loans, Alternate Base Rate Loans or a combination thereof, and, in each case of a combination thereof, the amount allocable to each. If any such notice is given, the amount specified in such notice shall be due and payable (in the case of a prepayment) or be the amount of such reduction in the Tranche B Commitments, on the date specified therein. Partial prepayments and reductions shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. The Lenders shall deliver to the Borrower the Notes and the Borrower shall either amend the Notes or issue new Notes to reflect the prepayment; PROVIDED that the failure to amend such Notes or issue new Notes or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement. The Borrower authorizes the Lender to amend its Notes to reflect any prepayment.

                (b) MANDATORY PREPAYMENTS AND REDUCTIONS. If at any time, or from time to time, after the date hereof (each, a "REDUCTION EVENT"):

                (i) any Specified Entity shall receive (A) any dividend on or other distribution with respect to its equity or other ownership interests in WA Gas Holdings Pty Ltd., Power Partnership Pty Ltd., or Energy Partnership Holdings Pty Ltd. (other than dividends or other distributions declared and made during any fiscal year based upon (and not in excess of) current earnings of such Specified Entity) or (B) any Net Cash Proceeds from the issuance or Disposition of any Capital Stock of any Specified Entity pursuant to SECTION 6.15(i);

                (ii) Aquila or any of its Subsidiaries shall receive (A) any dividend on or other distribution with respect to its equity or other ownership interests in Aquila Piatt County Power or MEP Flora Power (other than repayment of Investments made in Aquila Piatt County Power pursuant to Section 6.8 (m) of the $430 Million Credit Agreement) or
          (B)
          any Net Cash Proceeds from the issuance or Disposition of any Capital Stock of Aquila Piatt County Power or MEP Flora Power (in the case of issuances, to the extent such Capital Stock is not pledged to the Collateral Agent pursuant to either the Aquila Piatt County Power Pledge Agreement or MEP Flora Power Pledge Agreement, to the extent such Capital Stock is required to be pledged thereunder);

                (iii) an IPP Collateral Event (as defined in the $430 Million Credit Agreement) shall occur or Aquila or any of its Subsidiaries shall receive any dividend on or other distribution with respect to its equity or other ownership interests in any Independent Power Project (other than the repayment of Investments made in Onondaga Cogeneration Limited Partnership or Topsham Hydroelectric Generating Facility Trust No. 2 after the date hereof pursuant to SECTION 6.8 (j) or (k) of the $430 Million Credit Agreement);

                (iv) a Canadian Collateral Event (as defined in the $430 Million Credit Agreement) shall occur;

                (v) Aquila or any of its Subsidiaries shall receive any Net Cash Proceeds from the initial attributable principal Indebtedness (or any incremental increase thereafter) incurred in connection with any accounts receivable financing by Aquila or any of its Subsidiaries (whether structured as a secured loan facility or a purchase facility); or

                (vi) Aquila or any of its Subsidiaries receive any Net Cash Proceeds in respect of (A) any Disposition of any Pledged Equity Interest (as such term is defined in the Specified Company Pledge Agreement) or any Australian Asset, (B) any Disposition of any Pledged Equity Interest (as such term is defined in the Aquila Piatt County Power Pledge Agreement) or any asset of Aquila Piatt County Power, or
          (C) any Disposition of any Pledged Equity Interest (as such term is defined in the MEP Flora Power Pledge Agreement) or any asset of MEP Flora Power (in the case of Dispositions of assets in (B) or (C) above, other than any such Disposition made in the ordinary course of business);

then, on or before the second Business Day immediately succeeding the date of such receipt, such Net Cash Proceeds, dividends or other distributions (or, in the case of a Subsidiary which is not a Wholly-Owned Subsidiary, Aquila's pro rata beneficial interest therein) shall be applied, FIRST, to the prepayment of Loans then outstanding, and, SECOND, to the Borrower in which case the Tranche B Commitments shall be reduced by the amount distributed to the Borrower, in each case in an amount equal to such Net Cash Proceeds, dividends or other distributions (or pro rata portion thereof, if applicable); PROVIDED, that with respect to (iv) above, such Net Cash Proceeds, dividends or distributions (or pro rata portion thereof, if applicable) shall be less any amount thereof used to prepay the $430 Million Credit Agreement if the Pledged Equity Interest (as such term is defined in the Canadian Pledge Agreement) then constitutes the Additional

Collateral (as such term is defined in the $430,000,000 Credit Agreement); and PROVIDED, FURTHER, that the Borrower shall not be obligated to make any such mandatory prepayment (or reduction) unless and until the aggregate principal amount of such Net Cash Proceeds, dividends or other distributions (or pro rata portion thereof, if applicable) required to be but not yet so applied equals at least $10,000,000. In the case of such Reduction Event, the Lender shall deliver to the Borrower the Notes and the Borrower shall either amend the Notes or issue new Notes to reflect the prepayment; PROVIDED that the failure to amend such Notes or issue new Notes or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans in accordance with the terms of this Agreement. The Borrower authorizes the Lender to amend its Notes to reflect any prepayment.

                (c) EXCESS CASH FLOW. In addition to any other mandatory repayments pursuant to this SECTION 2.5, within 15 days after the end of each fiscal quarter of the Guarantors beginning with the fiscal quarter ending June 30, 2003, the Borrower shall prepay Loans in an aggregate principal amount equal to one hundred percent (100%) of Excess Cash Flow (as defined in the applicable Guaranty) with respect to the immediately previous fiscal quarter; provided that such mandatory prepayment shall not apply to the first $10,000,000, in the aggregate, of Excess Cash Flow for both Guarantors.

                (d) ADDITIONAL AMOUNTS. Each prepayment of Loans pursuant to this SECTION 2.5 shall be accompanied by payment in full of accrued interest to such date on the amount prepaid, together with any additional amounts owing pursuant to SECTION 2.15 and any outstanding fees and expenses due and owing with respect to the amount prepaid. At the time of such prepayment, a corresponding portion of the Pre-Funded Interest (to the extent representing unaccrued interest) shall be released from the Collateral Account and transferred to the Borrower.

          2.6 INTEREST RATE CONVERSION AND CONTINUATION OPTIONS. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Alternate Base Rate Loans by giving the Administrative Agent prior irrevocable notice of such election substantially in the form of EXHIBIT A-2 (a "NOTICE OF INTEREST RATE CONVERSION") (which notice must be received by the Administrative Agent by at least 10:00 a.m., New York City time, two (2) Business Days prior to such election); PROVIDED that any such conversion of Eurodollar Loans may be made only on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Alternate Base Rate Loans to Eurodollar Loans by giving the Administrative Agent prior irrevocable notice of such election (which notice must be received by the Administrative Agent by at least 10:00 a.m., New York City time, three Business Days prior to such election). Any such Notice of Interest Rate Conversion to Eurodollar Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice, the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurodollar Loans and Alternate Base Rate Loans may be converted as provided herein; PROVIDED that (i) no Loan may be converted into a Eurodollar Loan when any Event of Default has occurred and is continuing, (ii) no Loan may be converted into a Eurodollar Loan after the date that is one (1) month prior to the Maturity Date and (iii) such conversion shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof.

                (b) Any Eurodollar Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving notice to the Administrative Agent, in accordance with the applicable provisions of the term "INTEREST PERIOD" set forth in
     SECTION 1.1 of the length of the next Interest Period to be applicable to such Loans; PROVIDED that (i) no Eurodollar Loan may be continued as such when any Event of Default has occurred and is continuing and (ii) no Eurodollar Loan which is a Loan may be continued as a Eurodollar Loan after the date that is one (1) month prior to the Maturity Date; PROVIDED, FURTHER, that if the Borrower shall fail to give any required notice as described above in this paragraph, or if such continuation is not permitted pursuant to the preceding proviso, such Loans shall be automatically converted to Alternate Base Rate Loans on the last day of such then expiring Interest Period. The Administrative Agent agrees to notify the Lenders of any notice of continuation referred to herein received by the Administrative Agent.

          2.7 MAXIMUM AMOUNTS OF EURODOLLAR TRANCHES. All borrowings, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and shall be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of the Loans comprising each Eurodollar Tranche shall be equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof. There shall not be more than five (5) Eurodollar Tranches at any one time outstanding.

          2.8 INTEREST RATES; DEFAULT RATE PAYMENT DATES. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for the first day of such Interest Period (subject to daily adjustments, if any, required by changes in the Eurodollar Reserve Requirements) plus (i) 4.00% from the Closing Date (calculated as day 1) through the 90th day,
     (ii) 6.00% for days 91 through 181, (iii) 8.00% for days 182 through 273, and (iv) 10.00% thereafter.

                (b) Each Alternate Base Rate Loan shall bear interest at a rate per annum equal to the Alternate Base Rate plus (i) 3.00% from the Closing Date (calculated as day 1) through the 90th day, (ii) 5.00% for days 91 through 181, (iii) 7.00% for days 182 through 273, and (iv) 9.00% thereafter.

                (c) If an Event of Default has occurred and is continuing, the Loans shall bear interest at a rate per annum equal to the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% from the date of occurrence of such Event of Default until the date such Event of Default is cured or waived (after as well as before judgment). In addition, should any interest on such Loans or any fees or other amount (other than principal) payable hereunder not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest (to the extent permitted by law in the case of interest on interest) at a rate per annum as determined pursuant to the preceding sentence which would be applicable to an Alternate Base Rate Loan, in each case, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

                (d) Interest shall be payable in arrears on each Interest Payment Date; PROVIDED that interest accruing pursuant to SECTION 2.8(c) shall be payable from time to time on demand. To the extent funds are available therefor, amounts on deposit in the Collateral Account shall be applied to the repayment of such interest when due.

          2.9 COMPUTATION OF INTEREST. (a) The Alternate Base Rate interest (when calculated based upon the prime rate) shall be calculated on the basis of a 365/366 day year and all other interest shall be calculated on the basis of a 360-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Alternate Base Rate or the Eurodollar Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall, as soon as practicable, notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

                (b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement (including the amount of any Pre-Funded Interest) shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent, at the request of the Borrower, shall deliver to the Borrower a statement showing in reasonable detail the supporting calculations used by the Administrative Agent in determining any interest rate determined by the Administrative Agent.

          2.10 INABILITY TO DETERMINE INTEREST RATE. If prior to the first day of any Interest Period:

                (a) the Administrative Agent shall have reasonably determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

                (b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining its affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter (which notice shall include supporting calculations in reasonable detail). If such notice is given, (i) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Alternate Base Rate Loans, (ii) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Alternate Base Rate Loans and (iii) any outstanding Eurodollar Loans shall be converted, on the first day of such Interest Period, to Alternate Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Alternate Base Rate Loans to Eurodollar Loans.

          2.11 PRO RATA TREATMENT AND PAYMENTS; FUNDING RELIANCE. (a) The borrowing by the Borrower of Loans from the Lenders hereunder and any reduction of the Commitments of the Lenders shall be made pro rata according to the respective Commitment Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans of any one Type shall (except as may be required as a result of SECTION 2.14) be made pro rata according to the respective outstanding principal amounts of the Loans of such Type then held by the Lenders. All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim, subject to SECTION
     2.14 hereof, and shall be made prior to 12:00 noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Administrative Agent's office specified in SECTION 9.2, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal and interest thereon, shall be payable at the then applicable rate during such extension. The Borrower authorizes the Lender to amend its Notes to reflect any prepayment.

                (b) Unless the Administrative Agent shall have been notified in writing by any Lender prior to the borrowing that such Lender will not make available to the Administrative Agent the amount that would constitute its Commitment Percentage of such borrowing on the Closing Date, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If the Administrative Agent makes such amount available to the Borrower and if such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender's Loan included in such borrowing. If such Lender's Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the applicable Loan, on demand, from the Borrower. The obligations of the Lenders hereunder are several and no Lender shall be responsible for any other Lender's failure to make Loans as required hereunder.

          2.12 ILLEGALITY. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law after the date hereof or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Alternate Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such condition shall cease to exist and
(b) such Lender's Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Alternate Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to SECTION 2.15.

          2.13 REQUIREMENTS OF LAW. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

                (i) shall subject any Lender to any tax of any kind whatsoever with respect to this Agreement, its Notes, any Eurodollar Loan, or its obligation to make Eurodollar Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for Non-Excluded Taxes covered by SECTION 2.14 and changes in the rate of tax on the overall net income of such Lender);

                (ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender which is not otherwise included in the determination of the Eurodollar Rate hereunder; or

                (iii)   shall impose on such Lender any other condition;

          and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender reasonably deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender, upon its demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower through the Administrative Agent, of the event by reason of which it has become so entitled. A certificate as to any additional amounts payable pursuant to this Section submitted by such Lender through the Administrative Agent to the Borrower shall be in writing and accompanied by calculations in reasonable detail demonstrating the basis for such Lender's claim and shall be considered conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

                (b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof has or shall have the effect of reducing the rate of return on such Lender's or the corporation's capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such change or compliance (taking into consideration such Lender's or such corporation's policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor accompanied by calculations in reasonable detail demonstrating the basis for such Lender's claims, the Borrower shall pay to such Lender the additional amount or amounts as will compensate such Lender for such reduction. This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

          2.14 TAXES. (a) Except as otherwise provided in this SECTION 2.14, any and all payments made by the Borrower to or for the account of the Administrative Agent or any Lender under this Agreement, the Notes or the other Loan Documents shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, and all liabilities with respect thereto, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender by a jurisdiction under the Laws of which such Lender or its applicable lending office, or the Administrative Agent, as the case may be, is organized or maintained (any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or liabilities other than such excluded net income taxes and franchise taxes imposed in lieu of income taxes are referred to herein as "NON-EXCLUDED TAXES"). If Non-Excluded Taxes are required to be deducted or withheld from or in respect of any amounts payable to the Administrative Agent or any Lender hereunder or under the Notes, (i) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary, so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this SECTION 2.14), the Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) the Borrower shall make such deductions or withholdings, and (iii) the Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law; PROVIDED that the Borrower shall not be required to increase any such amounts payable to any Lender if such Lender fails to comply with the applicable requirements of paragraph
     (b) of this Section, unless such failure is the result of an event (including, without limitation, any change in treaty, law, or regulation) (a "CHANGE IN TAX LAW") occurring subsequent to the date that such person became a Lender and prior to the date on which such Lender would otherwise have been required to comply with such requirements. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter, the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. The Borrower agrees to indemnify and hold harmless each Lender and the Administrative Agent, within 10 days of a written demand therefor, from the full amount of Non-Excluded Taxes paid or incurred by such Lender or the Administrative Agent (as the case may be) on or with respect to any payment made by or on account of any obligation of Borrower hereunder (including Non-Excluded Taxes imposed or asserted or attributable to amounts payable under this SECTION 2.14) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Non-Excluded Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, but only if the applicable Lender has complied with the requirements of paragraph (b) of this Section (or has been excused from compliance as a result of a Change in Tax Law occurring subsequent to the date such person became a Lender and prior to the date on which such Lender would otherwise have been required to comply with such requirements). A certificate as to the amount of such payment of liability delivered to the Borrower by a Lender, or by the Administrative Agent on its behalf or on behalf of a Lender, shall be conclusive absent manifest error. The covenants in this Section shall survive the termination of this Agreement and the payment of the Notes and payment of the Obligations hereunder.

                (b)     Each Lender shall:

                (i) at the time it first becomes a Lender (A) in the case of a Lender that is not incorporated under the laws of the United States or any state thereof ("FOREIGN LENDER") certify to the Borrower and Administrative Agent that it is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement, at the time or times prescribed by applicable law, by providing two copies of such properly completed and executed form or certification prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding and (B) in the case of any other Lender, certify to the Borrower and Administrative Agent that it is entitled to an exemption from United States backup withholding tax with respect to payments under this Agreement by providing two copies of a properly completed and executed Internal Revenue Service Form W-9, as applicable, or successor applicable form, as the case may be;

                (ii) deliver to the Borrower and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrower; and

                (iii) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrower or the Administrative Agent;

                unless in any such case a Change in Tax Law has occurred subsequent to the date that such person became a Lender and prior to the date on which any such delivery would otherwise be required which renders such form inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrower and the Administrative Agent. Each Person that shall become a Lender or a Participant pursuant to SECTION 9.6 shall, upon the effectiveness of the related transfer, be required to provide all the applicable forms and statements required pursuant to this Section; PROVIDED that, in the case of a Participant, such Participant shall furnish all such required forms and statements to the Lenders from which the related participation shall have been purchased.

                (c) In addition, the Borrower shall pay any and all stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under this Agreement, the Notes or the other Loan Documents or from the execution, delivery or enforcement of, or otherwise with respect to, any such document.

          2.15 INDEMNITY. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense which such Lender may sustain or incur as a consequence of (a) default by the Borrower in payment when due of the principal amount of or interest on any Eurodollar Loan, (b) default by the Borrower in making the borrowing of, a conversion into or a continuation of, Eurodollar Loans after the Borrower has given a notice requesting the same, (c) default by the Borrower in making any prepayment or reduction after the Borrower has given a notice thereof or (d) the making of a prepayment or conversion of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss or expense arising from the redeployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained (but excluding loss of the margin above the Eurodollar Rate). This covenant shall survive the termination of this Agreement and the payment of the Obligations hereunder.

          2.16 DISCRETION OF LENDER AS TO MANNER OF FUNDING. Notwithstanding any other provisions of this Agreement (but subject to SECTION 2.17), each Lender shall be entitled to fund and maintain its funding of all or any part of its Loans in any manner it sees fit, it being understood that for the purposes of SECTION 2.15 all determinations thereunder shall be made assuming each Lender had actually funded and maintained each Eurodollar Loan through the purchase of deposits of Dollars in the London interbank market having a maturity corresponding to each Loan's Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.

          2.17 CHANGE OF LENDING OFFICE; REPLACEMENT LENDER. (a) Each Lender agrees that if it makes any demand for payment under SECTION 2.13 or
     SECTION 2.14 or if any adoption or change of the type described in SECTION
     2.12 shall occur with respect to it, such Lender will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it as determined in its sole discretion) to designate a different lending office if the making of such a designation would reduce or obviate the need for the Borrower to make payments under SECTION 2.13 or SECTION 2.14, or would eliminate or reduce the effect of any adoption or change described in
     SECTION 2.12.

                (b) In determining the amount of any claim for reimbursement or compensation hereunder, each Lender will use reasonable methods of calculation consistent with such methods customarily employed by such Lender in similar situations.

                (c) Each Lender will notify the Borrower and the Administrative Agent of any event giving rise to a claim under SECTIONS 2.12, 2.13, 2.14 or 2.15 promptly after the occurrence thereof, which notice shall be accompanied by a certificate of such Lender setting forth in reasonable detail the circumstances of such claim.

                (d) If any Lender, other than (in its capacity as a Lender) the Administrative Agent (an "AFFECTED LENDER"), seeks payment or indemnification from the Borrower pursuant to SECTION 2.13 or SECTION 2.14(a) (without prejudice to any amounts then due to such Lender under such Sections) that are not applicable to all Lenders, then the Borrower may designate another Lender or another bank or financial institution acceptable to the Administrative Agent to assume, in accordance with
     SECTION 9.6, all (but not less than all) the Commitments, Loans and other rights and obligations of such Affected Lender hereunder (a "REPLACEMENT LENDER"), in each case, on a date mutually acceptable to the Replacement Lender, the Affected Lender, the Borrower and the Administrative Agent, without recourse upon, warranty by, or expense to, such Affected Lender or the Administrative Agent, for a purchase price equal to the outstanding principal amount of the Loans of such Affected Lender PLUS all interest accrued thereon and all other amounts owing to such Affected Lender hereunder, or such other purchase price as may be mutually agreed upon between the Affected Lender and the Replacement Lender, upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed a "Lender" for purposes of this Agreement and the other Loan Documents and such Affected Lender shall cease to be a "Lender" for such purposes and shall no longer have any obligations hereunder.

          2.18 COLLATERAL. (a) On the Closing Date, the Borrower shall grant to the Collateral Agent, for the benefit of the Secured Parties (as defined therein, including the Lenders), a security interest in the collateral described in the Aquila Piatt County Power Pledge Agreement, the ANCMC Canadian Pledge Agreement, the Canadian Pledge Agreement, the Collateral Account Agreement, the IPP Pledge Agreement, the MEP Flora Power Pledge Agreement and the Specified Company Pledge Agreement. The Lien of the ANCMC Canadian Pledge Agreement and the Canadian Pledge Agreement securing the Obligations shall be junior to the Lien therein securing the $430 Million Credit Agreement obligations. The Lien of the IPP Pledge Agreement securing the Obligations shall be senior to the Lien therein securing the $430 Million Credit Agreement obligations.

                (b) In the event that (i) an Investment is made in compliance with SECTION 6.8(f), (ii) such Investment is pledged to the Collateral Agent pursuant to SECTION 6.15 and the applicable Collateral Document, and (iii) such Investment is subsequently repaid, the Lien of the applicable Collateral Document shall be released to the extent covering such Investment and the proceeds of such Investment (if then in the possession of the Collateral Agent) shall be turned over to the pledgor so long as, after giving effect to such release, (y) no Event of Default then exists or would occur and (z) the Borrower shall be in compliance with the terms hereof including, without limitation, SECTION 6.8(f). The Collateral Agent is hereby authorized by each of the Lenders to take any action requested by the Borrower and reasonably acceptable to the Collateral Agent in order to effect such release.

                (c) In the event that (i) ANCMC shall have merged, consolidated or amalgamated into, or ANCFC shall have sold or otherwise (directly or indirectly) transferred all of the assets of ANCMC to either Canadian Parent or any Wholly-Owned Subsidiary of either Canadian Parent, in compliance with SECTION 6.2(b) of the $430 Million Credit Agreement or
     (ii) the Lien of the Canadian Pledge Agreement shall have been terminated in accordance with the terms thereof, the Lien of the ANCMC Canadian Pledge Agreement shall be released and the ANCFC Guaranty shall be terminated so long as, after giving effect to such release, no Event of Default then exists or would occur. The Collateral Agent is hereby authorized by each of the Lenders to take any action requested by the Borrower and reasonably acceptable to the Collateral Agent in order to effect such release.

                (d) If the Borrower (or the applicable pledgor) shall request the release under any Collateral Document of any Subsidiary or of any Collateral to be sold or otherwise disposed of (including through the sale or Disposition of any Subsidiary owning any such Subsidiary or Collateral) to a Person in a transaction permitted under the terms of
     SECTION 6.7 and shall deliver to the Collateral Agent a certificate to the effect that such sale or other Disposition and the application of the proceeds thereof will comply with the terms of this Agreement, the Collateral Agent, if satisfied that the applicable certificate is correct, shall, without the consent of any Lender or Agent, execute and deliver all such instruments, releases, financing statements or other agreements, and take all such further actions, as shall be necessary to effectuate the release of such Subsidiary or such Collateral substantially simultaneously with (or such later date as the Borrower requests after) completion of such sale or other Disposition; PROVIDED that any proceeds of such sale or other Disposition shall remain subject to the Lien of the Collateral Documents.

                (e) Notwithstanding the foregoing, in no event shall any release contemplated hereby effect the Lien of any Collateral Document to the extent securing obligations under the $430 Million Credit Agreement without compliance with the terms thereof.

                (f) Any such release shall be without recourse to, or representation or warranty by, the Collateral Agent or any Lender and shall not require the consent of any Lender. Without limiting the provisions of
     SECTION 9.5, the Borrowers shall reimburse the Collateral Agent and the Administrative Agent for all reasonable costs and expenses, including reasonable attorney's fees and disbursements, incurred by any of them in connection with any action contemplated by this SECTION 2.18.

                    ARTICLE 3. REPRESENTATIONS AND WARRANTIES

          To induce the Administrative Agent and the Lenders to enter into this Agreement and to make or participate in extensions of credit hereunder, the Borrower hereby represents and warrants to the Administrative Agent and each
Lender:

          3.1 FINANCIAL CONDITION. The unaudited consolidated balance sheet of the Borrower as of December 31, 2002 and the related consolidated statements of income for the fiscal year ended on such date, copies of which have heretofore been furnished to the Lenders, present fairly the consolidated financial condition of the Borrower and its Subsidiaries as at such date, and the results of their operations for the fiscal year then ended.

          3.2 NO CHANGE. Since December 31, 2002, except as disclosed to the Lenders through documents posted on the INTRALINKS internet website for this transaction prior to the date hereof, there has been no development or event which has had, or could reasonably be expected to have, a Material Adverse Effect.

          3.3 CORPORATE EXISTENCE; COMPLIANCE WITH LAW. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate or limited liability company power and authority, and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law, except to the extent that the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

          3.4 CORPORATE POWER; AUTHORIZATION; ENFORCEABLE OBLIGATIONS. The Borrower has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents and to authorize the execution, delivery and performance of the Loan Documents, and to borrow hereunder. The Borrower has taken all necessary corporate action to authorize the borrowings on the terms and conditions set forth in this Agreement and in the Notes and to execute, deliver and perform its obligations under the Loan Documents. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required by the Borrower in connection with the borrowings hereunder, or with the execution, delivery, performance, validity or enforceability of the Loan Documents other than any consents, authorizations and filings in connection with the foregoing that, if not obtained, could not reasonably be expected to have a Material Adverse Effect. This Agreement has been, and each other Loan Document when executed and delivered will be, duly executed and delivered on behalf of the Borrower. This Agreement constitutes, and each other Loan Document when executed and delivered will constitute, a legal, valid and binding obligation of the Borrower enforceable against the Borrower, in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

          3.5 NO LEGAL BAR. The execution, delivery and performance of the Loan Documents, the borrowings hereunder and the use of the proceeds thereof, will not violate any Requirement of Law or Contractual Obligation of the Borrower or any Subsidiary which violation could reasonably be expected to have a Material Adverse Effect, will not accelerate or result in the acceleration of any payment obligations of the Borrower or such Subsidiary and will not result in, or require, the creation or imposition of any Lien on any of the respective properties or revenues of the Borrower or any such

Subsidiary pursuant to any such Requirement of Law or Contractual Obligation (other than Liens pursuant to the Collateral Documents).

          3.6 NO MATERIAL LITIGATION. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any Subsidiary or against any of the respective properties or revenues of the Borrower or any Subsidiary which could reasonably be expected to have a Material Adverse Effect.

          3.7 NO DEFAULT. No Default or Event of Default has occurred and is continuing.

          3.8 OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and its Subsidiaries has good title to, or a valid leasehold easement, license or other interest in, all its property. None of such property is subject to any Lien other than Permitted Liens. Neither the Borrower nor any of its Subsidiaries has any interest in real property.

          3.9 SUBSIDIARIES. Set forth on SCHEDULE 3.9 are all Subsidiaries of the Borrower. SCHEDULE 3.9 correctly sets forth, as of the date hereof, (i) all of the issued and outstanding Capital Stock or other equity interests of the Specified Company and also identifies the direct owner thereof and (ii) the percentage ownership (direct and indirect) of the Borrower in voting Capital Stock or other voting equity interests of each Subsidiary and also identifies the direct owner thereof. The Specified Company owns, direct or indirect, all of the issued and outstanding capital stock (whether or not voting Capital Stock) of each of its Subsidiaries. All outstanding shares of Capital Stock of each Subsidiary of the Borrower has been duly and validly issued, are fully paid and non-assessable and have been issued free of any preemptive rights. Except as set forth on SCHEDULE 3.9, no Subsidiary has outstanding any securities convertible into or exchangeable for its Capital Stock or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase or, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, its Capital Stock or any stock appreciation or similar rights.

          3.10 INTELLECTUAL PROPERTY. Each of the Borrower and its Subsidiaries owns, or is licensed to use, all patents, trademarks, trade names, copyrights, and other intellectual property material to the conduct of its business as currently conducted except for those which the failure to own or license could not reasonably be expected to have a Material Adverse Effect (the "INTELLECTUAL PROPERTY"). The use of such Intellectual Property by the Borrower or any Subsidiary does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

          3.11 TAXES. Each of the Borrower and the Subsidiaries has filed or caused to be filed all federal, state and other material tax returns which are required to be filed and has paid or caused to be paid all taxes (including interest and penalties) shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than any tax, fee or other charge the amount or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or such Subsidiary, as the case may be, and which the failure to pay or file a return with respect thereto could not reasonably be expected to result in a Material Adverse Effect); and no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

          3.12 MARGIN STOCK. (a) The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U), and no proceeds of any extension of credit hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock, except in compliance with applicable law and regulations.

                (b) Following application of the proceeds of each extension of credit hereunder, not more than 25% of the value of the consolidated assets of the Borrower and its Subsidiaries that are subject to the provisions of SECTION 6.4 will be comprised of margin stock.

          3.13 ERISA. Neither the Borrower nor any Subsidiary maintains, contributes to or has material obligations with respect to, any welfare plan (as defined in SECTION (3)(1) of ERISA) which provides benefits to employees after termination of employment other than as required by Part 6 of Title I of ERISA or similar state laws regarding continuation of benefits and which in the aggregate is not unduly expensive. Each Plan has complied and is in compliance in all respects with the applicable provisions of ERISA and the Code except where failure to do so could not reasonably be expected to have a Material Adverse Effect. The Borrower and each Subsidiary have not breached any of the responsibilities, obligations or duties imposed on it by ERISA, the Code, or regulations promulgated thereunder with respect to any Plan, which breach could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Subsidiary nor any fiduciary of any Plan who is an officer or an employee of the Borrower or any Subsidiary has engaged in a nonexempt prohibited transaction described in Section 406 of ERISA or 4975 of the Code with respect to a Plan which could reasonably be expected to have a Material Adverse Effect. With respect to any employee benefit plan (as defined in Section 3(3) of ERISA) currently or formerly maintained or contributed to by any Commonly Controlled Entity, no liability exists and no event has occurred which could reasonably be expected to subject the Borrower or any Subsidiary to any liability which could reasonably be expected to have a Material Adverse Effect. None of the Borrower or any Subsidiary has any liability, direct or indirect, contingent (including, without limitation, any such liability in connection with a Multiemployer Plan) or otherwise, under Title IV of ERISA or under Section 412 of the Code which could reasonably be expected to have a Material Adverse Effect.

          3.14 HOLDING COMPANY; INVESTMENT COMPANY ACT; OTHER REGULATIONS. The Borrower is not (a) an "investment company" or a company "controlled" by an "investment company", within the meaning of the Investment Company Act of 1940, as amended, or (b) the Borrower is not a "holding company", a "subsidiary company" of a "holding company", or an "affiliate" of a "holding company", as each such term is defined in the Public Utility Holding Company Act of 1935, as amended.

          3.15 PURPOSE OF LOANS. The proceeds of Loans will be used solely (i) first to fund Pre-Funded Interest and (ii) thereafter, for general corporate purposes as permitted hereunder (in compliance with all applicable legal and regulatory requirements). The Borrower does not intend to treat the Loans and the related transactions as being a "reportable transaction" (within the meaning of Treasury Regulation Section 1.6011-4). In the event the Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

          3.16 ENVIRONMENTAL MATTERS. The Borrower and each of its Subsidiaries is in compliance, in all material respects, with all applicable Environmental Laws. None of the Borrower or any of its Subsidiaries has incurred any Environmental Liabilities which could reasonably be expected to have a Material Adverse Affect.

          3.17 INSURANCE. All policies of insurance of any kind or nature maintained by or issued to the Borrower or any Subsidiary, including, without limitation, policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, worker's compensation, employee health and welfare, title, property and liability insurance, are in full force and effect in all material respects and are of a nature and provide such coverage as is customarily carried by companies of similar size and character.

          3.18 ACCURACY AND COMPLETENESS OF INFORMATION. The Borrower has disclosed to the Lenders through documents posted on the intralinks internet website for this transaction all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, would result in a Material Adverse Effect. No reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender (whether contained in the Confidential Information Memorandum dated March 2003, disclosed to the Lenders through documents posted on the intralinks internet website for this transaction, or otherwise) in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder (as modified or supplemented by, and taken together with other information so furnished) contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; PROVIDED that, with respect to forward looking statements, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and notes that there can be no assurance that such expectations, beliefs or projections will be achieved or accomplished and that such projections are subject to an increasing degree of uncertainty as they relate to later periods of time.

          3.19 LEASEHOLDS, PERMITS, ETC. The Borrower possesses or has the right to use, all leaseholds, easements, franchises and permits and all authorizations and other rights which are material to and necessary for the conduct of the Business, except where the failure to obtain such authorizations and other rights is unlikely to result in a Material Adverse Effect. All the foregoing are in full force and effect, and each of the Borrower and the Subsidiaries is in substantial compliance with the foregoing without any known conflict with the valid rights of others, except for such noncompliance with the foregoing which could not reasonably be expected to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such leasehold, easement, franchise, license or other right, which termination or revocation, considered as a whole, could reasonably be expected to have a Material Adverse Effect.

          3.20 NO RESTRICTIVE COVENANTS. No Subsidiary of the Borrower is party to, or otherwise bound by, any agreement or other arrangement that prohibits such Subsidiary from making any payments, directly or indirectly, to the Borrower, by way of dividends, advances, repayment of loans or advances, reimbursements of management or other intercompany charges, expenses and accruals or other returns on investment, or any other agreement or arrangement that restricts the ability of such Subsidiary to make any payment, directly or indirectly, to the Borrower other than the prohibitions and restrictions permitted to exist under SECTION 6.12.

          3.21 REPAYMENT OF THIRD PARTY INDEBTEDNESS BY UAPL. All outstanding third party Indebtedness of UAPL or any of its Subsidiaries, including without limitation, all outstanding Indebtedness under the ISIS Gas Holding Pty Bank Facility and UAPL medium term notes, are paid in full and all amounts outstanding thereunder are repaid in full and the Liens granted thereunder are released.

                         ARTICLE 4. CONDITIONS PRECEDENT

          4.1 CONDITIONS TO CLOSING DATE. The obligations of the Lenders to make Loans hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with SECTION 9.1):

                (a) DOCUMENTS. The Administrative Agent shall have received each of the following documents, each of which shall be satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

                (i) EXECUTED COUNTERPARTS. From each party hereto either (i) multiple counterparts of this Agreement, signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page to this Agreement) that such party has signed a counterpart of this Agreement;

                (ii) CORPORATE DOCUMENTS. Such documents and certificates as the Administrative Agent or its counsel may reasonably request, certified as of the Closing Date as complete and correct copies thereof by the

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          Secretary or an Assistant Secretary of the Borrower, relating to (i)
          the organization, existence and good standing of the Borrower, (ii) the authorization of the execution, delivery and performance by the Borrower of this Agreement, and of the borrowings hereunder by the Borrower, and (iii) certificates as to the incumbency and signature of each individual signing this Agreement and any other agreement or document contemplated hereby on behalf of the applicable Credit Party;

                (iii) FINANCIAL STATEMENTS. Copies of the unaudited consolidated balance sheet of the Borrower as of December 31, 2002;

                (iv) COLLATERAL DOCUMENTS. The Administrative Agent shall have received the Collateral Documents together with all documentation necessary and appropriate to convey (and confirm) a valid and perfected first-priority security interest in the Collateral, to the extent and as more specifically enumerated in the Collateral Agreements, executed by a duly authorized officer of the Borrower;

                (v) CREDIT RATINGS. The Administrative Agent shall have received evidence of Borrower's obtaining pro forma private letter ratings of the credit facilities provided hereby from Moody's and Standard & Poor's;

                (vi) REPAYMENT OF DEBT. Administrative Agent shall have received documentation satisfactory to the Administrative Agent and the Lenders evidencing that (y) the Clay County Synthetic Lease, the Piatt County Synthetic Lease, the Turbine Warehouse Synthetic Lease and the ANCL Credit Facility shall be repaid in full and such facilities shall have been terminated, (z) all outstanding third party Indebtedness of the UAPL or any of its Subsidiaries, UtilCo Group and its Subsidiaries (other than Indebtedness of the Independent Power Projects) and the Guarantors, including, without limitation, all outstanding Indebtedness under the ISIS Gas Holdings Pty Ltd. bank facility and UAPL medium term notes shall be paid in full, and in each case, all commitments thereunder shall have been terminated and all amounts outstanding thereunder shall have been repaid in full and the Liens granted thereunder shall have been released;

                (vii) WAIVER AND CONSENT. The Administrative Agent shall have received documentation satisfactory to the Administrative Agent that the Waiver and Consent has been executed and delivered and all conditions precedents and other requirement thereto to the effectiveness thereof (other than the funding of the cash collateral account) have been satisfied and such agreement shall have become effective (or shall simultaneously with the funding of the Term Loans become effective); and

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                (viii)  OTHER DOCUMENTS. Such other documents as the
          Administrative Agent or any Lender (acting through the Administrative Agent) may reasonably request.

                (b) PRE-FUNDED INTEREST. The Collateral Agent shall have received from the proceeds of the Tranche A Loans the amount of Pre-Funded Interest with respect to the Tranche A Loans (as determined by the Administrative Agent).

                (c) CLOSING FEES AND EXPENSES. The Administrative Agent shall have received payment of the fees to be received on the Closing Date separately agreed to between the Administrative Agent and the Borrower and shall have received reimbursement of all costs and expenses (including the fees and expenses of counsel to the Administrative Agent to the extent invoiced).

                (d) LEGAL OPINIONS. The Administrative Agent shall have received, with a counterpart for each Lender, the executed legal opinions of counsel to the Borrower, which opinions shall be satisfactory in form and substance to the Administrative Agent.

                (e) CLOSING CERTIFICATE. The Administrative Agent shall have received, with a counterpart for each Lender, a closing certificate of the Borrower substantially in the form of Exhibit B, dated as of the Closing Date and satisfactory in form and substance to the Administrative Agent.

                (f)     [INTENTIONALLY OMITTED].

                (g)     [INTENTIONALLY OMITTED].

                (h) EXISTING CREDIT AGREEMENTS. The Administrative Agent shall have received documentation satisfactory to the Administrative Agent evidencing that (i) the Citibank 364-Day Revolving Credit Agreement shall have been terminated and all amounts outstanding thereunder shall have been repaid in full and the liens granted thereunder (if any) shall have been released, and (ii) all obligations under the Citibank 3-Year Revolving Credit Agreement shall have been paid in full (other than LC Outstandings on the Closing Date) and the liens granted thereunder (if any) shall have been released (other than the cash collateral lien with respect to the LC Outstandings).

                (i) COLLATERAL ACCOUNT. The Administrative Agent shall have evidence that the Collateral Account shall have been established in a manner satisfactory to the Administrative Agent.

                (j) APPRAISALS. The delivery to the Administrative Agent at least two (2) days prior to the Closing Date of a written appraisal, by an appraiser and in form reasonably satisfactory to the Administrative Agent, dated within thirty days of the Closing Date and covering the Independent Power Projects, the

     Canadian Parents, Goose Creek and Racoon Creek, in each case upon which appraisals Administrative Agent and the Lenders may expressly rely.

                (k) CLOSING UNDER $430 MILLION CREDIT AGREEMENT. The closing under the $430 Million Credit Agreement shall have occurred.

                (l) OUTSIDE CLOSING DATE. The Closing Date shall have occurred and each of conditions precedent set forth in this SECTION 4.1 shall have been satisfied on or prior to May 15, 2003.

                (m) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (except to the extent applicable to an earlier date) shall be true and correct in all material respects on and as of such date as if made on and as of such date (both before and after giving effect to such Transactions as shall be required to occur on or prior to the Closing
     Date).

                (n) NO DEFAULT. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the Transactions to be consummated on such date.

                (o) NOTICE OF BORROWING. The Administrative Agent shall have received a Notice of Borrowing with respect to the Tranche A Loans in compliance with the terms hereof.

                (p) TRANCHE A TERM NOTE. The Lenders and the Administrative Agent shall have received Notes with respect to the Tranche A Loans in accordance with Article 2 hereof.

                (q) ADDITIONAL MATTERS. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the Transactions and the other transactions contemplated by this Agreement, and the other Loan Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents, instruments and legal opinions in respect of any aspect or consequence of the Transactions and the other transactions contemplated hereby or thereby as it shall reasonably request.

          4.2 CONDITIONS TO TRANCHE B LOANS. The agreement of each Lender to make any Tranche B Loans is subject to the satisfaction of the following conditions precedent:

                (a) CONDITIONS TO CLOSING DATE. Each of the conditions precedent set forth in SECTION 4.1 shall have been satisfied or waived in connection with the making of the Tranche A Loans.

                (b) NOTICE OF BORROWING. The Administrative Agent shall have received a Notice of Borrowing with respect to the Tranche B Loans in compliance with the terms hereof.

                (c) NO EVENT OF DEFAULT. No Event of Default shall have occurred and be continuing on such date or after giving effect to the borrowing of the Tranche B Loans.

                (d) PRE-FUNDED INTEREST. The Collateral Agent shall have received from the proceeds of the Tranche B Loans the amount of Pre-Funded Interest with respect to the Tranche B Loans (as determined by the Administrative Agent).

                (e) FEES AND EXPENSES. The Administrative Agent shall have received from the proceeds of the Tranche B Loans payment of the fees to be received on the borrowing date of the Tranche B Loans as separately agreed between the Administrative Agent and the Borrower and shall have received reimbursement of all costs and expenses (including the fees and expenses of counsel to the Administrative Agent to the extent invoiced).

                (f) TRANCHE B TERM NOTE. The Lenders and the Administrative Agent shall have received Notes in accordance with Article 2 hereof.


                        ARTICLE 5. AFFIRMATIVE COVENANTS

          The Borrower hereby agrees that for so long as any of the Commitments remains in effect, any Loan remains outstanding and unpaid or any Obligation is owing to any Lender, the Collateral Agent or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall and shall cause each of its Subsidiaries to:

          5.1 FINANCIAL STATEMENTS. Beginning with the fiscal quarter ending June 30, 2003, furnish to each Lender as soon as available, but in any event not later than forty-five (45) days after the end of each quarterly period for each of the fiscal quarters of each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income of the Borrower and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, certified by the chief financial officer or treasurer of the Borrower as being fairly stated in all material respects.

          5.2   CERTIFICATES; OTHER INFORMATION. Furnish to the Administrative
Agent:

                (a)     [Intentionally Omitted];

                (b) concurrently with the delivery of the financial statements referred to in SECTION 5.1, a certificate of the chief financial officer or treasurer of

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

     the Borrower, in form and substance satisfactory to the Administrative Agent (the "COMPLIANCE CERTIFICATE"), setting forth the description of any Reduction Event occurring during such period and the aggregate amount of Net Cash Proceeds, dividends or other distributions received during such period with respect to any Reduction Event; and

                (c) promptly, such additional financial and other information as the Administrative Agent or any Lender may from time to time reasonably request.

          5.3 PAYMENT AND PERFORMANCE OF OBLIGATIONS. Perform in all respects all of its obligations under the terms of agreements, indentures, mortgages, security agreements and other debt instruments to which it is party or bound, including, without limitation, pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, fees or other charges imposed on it or on any of its properties by any Governmental Authority and all its other obligations of whatever nature except, in each case, where the amount or validity thereof is currently being diligently contested in good faith and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or any of its Subsidiaries, as the case may be, or where the failure to perform such obligations could not reasonably be expected to result in a Material Adverse Effect.

          5.4 MAINTENANCE OF EXISTENCE. Renew and keep in full force and effect its corporate existence, take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except to the extent such failure to maintain could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; provided that any Subsidiary may merge, consolidate or amalgamate in accordance with SECTION 6.2 (and such transaction shall not constitute a breach of this SECTION 5.4).

          5.5 MAINTENANCE OF PROPERTY; INSURANCE. Keep all property useful and necessary in its business in good working order and condition (ordinary wear and tear, and casualties, excepted), maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks as are usually insured against in the same general area by companies engaged in the same or a similar business, and furnish to the Administrative Agent, upon request, full information as to the insurance carried including certified copies of policies and certificates of insurance from a nationally recognized insurance broker.

          5.6 INSPECTION OF PROPERTY; BOOKS AND RECORDS; DISCUSSIONS. Keep proper books of records and accounts, in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit after reasonable notice representatives of the Administrative Agent or any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired, and to discuss the business, operations, properties and financial and other condition of the Borrower and each Subsidiary with officers and employees of the Borrower and such Subsidiary and with their independent certified public accountants. All costs and expenses relating to any such visitation and inspection (i) in the case of a Lender, shall be borne by such Lender, and (ii) in the case of the Administrative Agent, shall be borne by the Administrative Agent unless a Default or an Event of Default shall have occurred and be continuing.

          5.7 NOTICES. (a) Within five (5) days after the Borrower knows with respect to any notice under clause (i) or within ten (10) days with respect to any other notice under this SECTION 5.7(a), give notice to the Administrative Agent and each Lender of:

                (i)     the occurrence of any Default or Event of Default; or

                (ii) any (i) default or event of default under any Contractual Obligation of the Borrower or any Subsidiary, or (ii) litigation, investigation or proceeding which may exist at any time between the Borrower or any such Subsidiary and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect.

          Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto. For the purposes of this SECTION 5.7(a), the Borrower shall be deemed to have knowledge when any officer of the Borrower charged with responsibility for any matter that is the subject of such notice requirement knows or should have known that such notice was required.

                (b) At least two (2) days prior to such event (to the extent practicable), give notice to the Administrative Agent of the occurrence of any Reduction Event (i) the Net Cash Proceeds, dividends or other distributions of which are (or are scheduled to be) in excess of $5,000,000 or (ii) together with any other concurrent or prior Reduction Event for which notice has not been given hereunder the aggregate Net Cash Proceeds, dividends or other distributions of which are (or are scheduled to be) in excess of $10,000,000.

          5.8 ENVIRONMENTAL LAWS. (a) Comply and cause its Subsidiaries to comply in all material respects with all applicable Environmental Laws and obtain and comply and cause its Subsidiaries to obtain and comply in all material respects with and maintain and cause its Subsidiaries to maintain any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

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

                (b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

          5.9 ERISA. Establish, maintain and operate and cause each of its Subsidiaries to establish, maintain and operate all Plans to comply in all material respects with the applicable provisions of ERISA, the Code, and all other applicable laws, and the regulations and interpretations thereunder and the respective requirements of the governing documents for such Plans except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

          5.10 USE OF PROCEEDS. Use the proceeds of each extension of credit hereunder solely for the purposes set forth in SECTION 3.15. The Borrower acknowledges that one or more of the Lenders may treat its Loans as part of a transaction that is subject to Treasury Regulation Section 301.6112-1, and such Lender or Lenders, as applicable, will maintain the lists and other records required by such Treasury Regulation.

          5.11 MARGIN STOCK. Not permit the aggregate value of margin stock (as defined in Regulation U) at any time owned or held by the Borrower or any of its Subsidiaries to exceed an amount equal to 25% of the value of all consolidated assets subject at such time to any "arrangement" (as such term is used in the definition of "indirectly secured" in Section 221.2 of Regulation U).

          5.12 COLLATERAL DOCUMENTS. At its sole cost and expense, shall take all actions necessary or reasonably requested by the Administrative Agent to maintain each Collateral Document in full force and effect and enforceable in accordance with its terms, including (i) making filings and recordations, (ii) making payments of fees and other charges, (iii) issuing, and if necessary, filing or recording supplemental documentation, including continuation statements, (iv) discharging all claims or other Liens (other than Permitted Liens) adversely affecting the rights of the Administrative Agent or any Lender in the Collateral, and (v) publishing or otherwise delivering notice to third parties.

          5.13 SALE OF AUSTRALIAN ASSETS. (a) Use commercially reasonable efforts to sell the Australian Assets (or to otherwise cause the Investments held by the Specified Entities in WA Gas Holdings Pty Ltd., Power Partnership Pty Ltd., and Energy Partnership Holdings Pty Ltd. to be liquidated into cash proceeds (by way of Disposition thereof or receipt of liquidating distributions with respect thereto)) upon fair and reasonable terms in one or more arm's-length transactions to the extent necessary to repay the credit facility provided hereby in full.

                (b) If the sale of all or a portion of the Australian Assets sufficient to repay all Obligations outstanding hereunder in full shall not be completed within 180 days from the Closing Date, immediately commence, and cause UtilCo Group to immediately commence, a formal sale process to sell the Australian Assets and UtilCo Group equity or other ownership interests in the Independent Power Projects.

                (c) Use commercially reasonable efforts (including voting its equity interests to effect such distribution) to cause its pro rata portion of any Net Cash Proceeds, dividends or other distributions received by WA Gas Holdings Pty Ltd., Power Partnership Pty Ltd., or Energy Partnership Holdings Pty Ltd. from any dividend or distributions on any of their respective Investments or any Dispositions of any of their respective assets (including without limitation any Investments), to the extent legally permitted to do so and necessary to prepay the Loans in full (but net of any amounts necessary to repay any Indebtedness or other liabilities of such entity), be dividended or otherwise distributed to a Specified Entity as soon as practicable after its receipt thereof.

                          ARTICLE 6. NEGATIVE COVENANTS

          The Borrower hereby agrees that for so long as the Commitments remain in effect, any Loan remains outstanding and unpaid or any Obligation is owing to any Lender, the Collateral Agent or the Administrative Agent hereunder or under any other Loan Document, the Borrower shall not:

          6.1 COLLATERAL ASSET COVERAGE. Permit at any time the ratio of (a) the fair value of the Independent Power Projects, the Canadian Parents (after the release of the Senior Lien (as defined in the Canadian Pledge Agreement)), Goose Creek, Raccoon Creek and the Australian Assets (in each case, to the extent the Lien of the applicable Collateral Document on such collateral remains in full force and effect) to (b) the aggregate principal amount of Loans then outstanding to be less than 2.00 to 1.00 (such fair value to be calculated as the appraised values (set forth in the appraisals referred to in SECTION 4.1(j)) as adjusted by any write-downs or write-offs relating thereto (as reflected on the consolidated financial statements for Aquila) and by any Dispositions with respect thereto consummated by Aquila or its Subsidiaries after the date hereof).

          6.2 LIMITATION ON FUNDAMENTAL CHANGES. (a) Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution).

                (b) Permit any Specified Entity to enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), except that any Specified Entity (other than the Specified Company) may merge with or consolidate or amalgamate into, or sell or otherwise transfer assets to, the Specified Company or any other Specified Entity (provided, in the case of a merger, consolidation or amalgamation, the Specified Company or such other Specified Entity, as applicable, is the surviving entity).

          6.3 LIMITATION ON TRANSACTIONS WITH AFFILIATES. Except for transactions providing services at cost to any Subsidiary or Affiliate, enter into, or permit any Subsidiary to enter into, any transaction, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate unless such transaction is upon fair and reasonable terms no less favorable to the Borrower (or such Subsidiary) than it would have obtained in a comparable arm's-length transaction with a Person which is not an Affiliate.

          6.4 LIMITATION ON LIENS. Except as required to consummate a sale of the Australian Assets (the terms of which comply with SECTION 6.7 and are otherwise acceptable to the Administrative Agent), create, incur, assume or suffer to exist, and shall not permit any Subsidiary to create, incur, assume or suffer to exist, any Lien upon any of its properties, assets or revenues, whether now owned or hereafter acquired, except for Permitted Liens.

          6.5 AMENDMENTS OF ORGANIZATIONAL DOCUMENTS. Amend, modify or change, or permit any Subsidiary to amend, modify or change, its articles of incorporation or bylaws, in any manner that could reasonably be expected to result in a Material Adverse Effect.

          6.6 LIMITATION ON GUARANTEE OBLIGATIONS. Create, incur, assume or suffer to exist, and shall not permit any Subsidiary to create, incur, assume or suffer to exist, any Guarantee Obligation except guarantees of obligations to third parties made in the ordinary course of business not relating to Debt.

          6.7 LIMITATION ON SALE OF ASSETS. Convey, sell, lease, assign, transfer or otherwise dispose of, and shall not permit any Subsidiary to convey, sell, lease, assign, transfer or otherwise dispose of any of, its property, business or assets (including, without limitation, tax benefits, receivables and leasehold interests), whether now owned or hereafter acquired, unless (1) no Event of Default then exists, (2) such transaction is an arm's length transactions for fair sale value, (3) (A) at least eighty percent (80%) of the purchase price therefor is in cash or the Net Cash Proceeds thereof constituting the cash portion of such purchase price is sufficient to repay all Obligations outstanding in full (for purposes of this clause (3), any Disposition which causes a Subsidiary of the Borrower to no longer be a Subsidiary shall be deemed a sale of all the Capital Stock of such entity (with the Capital Stock retained by the Specified Entities being included in the non-cash portion of such purchase price) and (B) such cash portion of the purchase price shall be due and payable at (or prior to) the time of such Disposition (provided that, in the case of a Disposition of UtiliCorp Southern Cross Pty Ltd. (or any Investment held by such Subsidiary or any of its Subsidiaries) (so long as Specified Company and its other Subsidiaries have not made any additional material Investments therein after the date hereof which remain outstanding at such time), such cash portion may be paid at such later date as the Borrower may agree with the purchaser thereof), and (4) the Net Cash Proceeds thereof are applied to the prepayment of the credit facilities hereunder as provided in
SECTION 2.5.

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

          6.8 LIMITATION ON INVESTMENTS, LOANS AND ADVANCES. Except as required to consummate a sale of the Australian Assets (the terms of which comply with SECTION 6.7 and are otherwise acceptable to the Administrative Agent), make, and shall not permit any Subsidiary to make, any advance, loan, extension of credit (excluding Guarantee Obligations but including any payment by a guarantor thereunder) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other securities of, or purchase all or a material part of a business unit or line of business of (or all or substantially all the assets of), or make any other investment in, any Person (any of the foregoing, an "INVESTMENT"), except:

                (a) Investments of the Borrower or any Subsidiary existing on the date hereof in any Subsidiary (and the Borrower or any Wholly-Owned Subsidiary may acquire such Investment in any Subsidiary);

                (b) the Borrower and its Subsidiaries may invest in, acquire and hold Cash Equivalents;

                (c)     [Intentionally Omitted];

                (d) Investments of the Borrower or any Subsidiary existing on the date hereof and the receipt of any additional securities constituting payments in kind on such existing Investments;

                (e) Investments in obligations arising out of bankruptcy of customers and suppliers;

                (f) in connection with cash management and tax efficient financing of Aquila and its Subsidiaries in the ordinary course of business consistent with past practice, Investments by Aquila or any Subsidiary of Aquila in Aquila or any Subsidiary of Aquila (other than UCS Holdings LLC or any of its Subsidiaries), PROVIDED that the proceeds thereof shall not be used to finance any capital expenditure; and PROVIDED, FURTHER, that so long as the Pledged Equity Interest (as such term is defined in the Specified Company Pledge Agreement) remains subject to the Lien of the Specified Company Pledge Agreement, (y) in the case of any Investment made by any Specified Entity in Aquila or any Subsidiary of Aquila which is not a Specified Entity, such Investment shall not exceed the aggregate amount of Investments made after the date hereof in Specified Entities pursuant to this subparagraph by Aquila or a Subsidiary of Aquila which is not an Specified Entity; and (z) such Investments (taken as a whole) shall not materially adversely affect the collateral value of Specified Entities taken as a whole (or materially adversely effect the rights and remedies of the Collateral Agent with respect thereto); and

                (g) other Investments of the Borrower or any Subsidiary after the date hereof of not more than $1,000,000 in the aggregate.

          6.9   LIMITATION ON DIVIDENDS AND STOCK REPURCHASES. Subject to
Section 5.13(c), declare, or permit the Specified Company to declare, any dividends other than dividends paid in kind on any shares of any class of Capital Stock, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, retirement or other acquisition of any shares of any class of Capital Stock of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any of its Subsidiaries.

          6.10 LIMITATION ON INDEBTEDNESS OR MANDATORY REDEEMABLE STOCK. Create, incur, issue, assume or suffer to exist, and shall not permit any Subsidiary to create, incur, issue, assume or suffer to exist, any Indebtedness or Mandatory Redeemable Stock (including any Indebtedness or Mandatory Redeemable Stock of any of its Subsidiaries), except:

                (a)     Debt of the Borrower under this Agreement; and

                (b) Indebtedness of the Borrower or any Subsidiary to the extent such Investment is permitted to exist under SECTION 6.8.

          6.11 LIMITATION ON SALES AND LEASEBACKS. Enter into any arrangement with any Person providing for the leasing by the Borrower of any real or personal property which has been or is to be sold or transferred by the Borrower to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower.

          6.12 PAYMENT AND OTHER RESTRICTIONS. Enter into or suffer to exist, and shall not permit any Subsidiary to enter into or suffer to exist, any agreement or other consensual encumbrance or restriction (i) which constitutes a loss of control by the Borrower or a Subsidiary of a Subsidiary in which it has such control as of the date hereof (for purposes of this clause (i), "CONTROL" shall mean the ability to direct the daily operations of such entity, including the ability to direct that such entity take the any action contemplated in clause (ii) hereof) or (ii) which prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or prohibits or limits the ability of the Borrower or any of its Subsidiaries to make loans, payments or dividends to or investments in, or to transfer assets to, the Borrower or any of its Subsidiaries, other than (a) any such agreement, encumbrance or restriction contained in this Agreement and the Collateral Documents or (b) pursuant to any agreement relating to a Disposition of a Subsidiary (or specific assets) so long as the terms of such Disposition comply with SECTION 6.7 (and such prohibition or restriction extends solely over such Subsidiary (or specific assets) which is the subject of such Disposition).

          6.13 LIMITATION ON BUSINESSES. Enter into, or permit such Subsidiaries to enter into, any business other than directly or indirectly holding of Investments in WA Gas Holdings Pty Ltd., Power Partnership Pty Ltd., and Energy Partnership Holdings Pty Ltd. (in connection therewith, neither the Borrower nor any Subsidiary shall have liabilities other than its liabilities under the Loan Documents, tax liabilities incurred in

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

the ordinary course of business, and administrative expenses incurred in the ordinary course of business).

          6.14 LIMITATION ON CERTAIN AMENDMENTS. Amend, modify or change, or consent to any amendment, modification or change to any of the terms relating to the payment or prepayment of principal of or interest on, any such Indebtedness, unless the amendment, modification or change would (i) not create or accelerate any amortization thereof, (ii) not result in the maturity being earlier than six months after the Maturity Date, or (iii) reduce the amount of any payment or prepayment of principal thereof or reduce the rate or extend the date for payment of interest thereon.

          6.15 LIMITATIONS ON SUBSIDIARIES' EQUITY INTERESTS. Permit any Subsidiary (i) to issue any Capital Stock to any Person other than Aquila or any Subsidiary of Aquila unless (1) no Event of Default then exists, (2) such issuance is in an arm's length transactions for fair value, (3) (A) at least eighty percent (80%) of the purchase price therefor is in cash or the Net Cash Proceeds thereof constituting the cash portion of such purchase price is sufficient to repay all Obligations outstanding in full (for purposes of this clause (3), any Disposition which causes a Subsidiary of the Borrower to no longer be a Subsidiary shall be deemed an issuance of all the Capital Stock of such entity (with the Capital Stock retained by the Specified Entities being included in the non-cash portion of such purchase price) and (B) such cash portion of the purchase price shall be due and payable at (or prior to) the time of such Disposition (provided that, in the case of an issuance of Capital Stock of UtiliCorp Southern Cross Pty Ltd. (or any of its Subsidiaries) (so long as the Specified Company and its other Subsidiaries have not made any additional material Investments therein after the date hereof which remain outstanding at such time), such cash portion may be paid at such later date as the Borrower may agree with the purchaser thereof), and (4) the Net Cash Proceeds thereof are applied to the prepayment of the credit facilities hereunder as provided in
SECTION 2.5, (ii) to issue any Capital Stock to Aquila or any Subsidiary of Aquila which is not a Subsidiary of the Specified Company unless such Capital Stock shall be pledged to the Collateral Agent pursuant to the Specified Company Pledge Agreement (or another instrument or agreement in form and substance satisfactory to the Collateral Agent) or (iii) other than Debt incurred pursuant to SECTION 6.8(g), to incur any Debt owing to Aquila or any Subsidiary of Aquila which is not a Subsidiary of the Specified Company in excess of $1,000,000 in the aggregate for all such entities, unless such Debt shall be pledged to the Collateral Agent pursuant to the Specified Company Pledge Agreement (or another instrument or agreement in form and substance satisfactory to the Collateral Agent).

          6.16 HEDGING ARRANGEMENTS; FORWARD SALE OR PURCHASE CONTRACTS. Enter into, and shall not permit any Subsidiary to enter into, any interest rate protection agreement, interest rate future, interest rate option, interest rate swap, or other interest rate hedge or arrangement, or any other agreement or arrangement designed to limit or eliminate the risk or exposure to fluctuations in currency exchange rates, or fuel or other commodity prices, other than (i)
(A) any such agreement or arrangement entered into in the ordinary course of business to hedge or mitigate risks to such which the Borrower or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and (B) not for speculative purposes or (ii) in the case of agreements or arrangements relating to interest rates, entered into to take advantage of reduced interest rates by converting fixed rate obligations into floating rate obligations; or (b) enter into, and shall not permit any Subsidiary to enter into, any forward purchase and/or sale, or other forward acquisition or disposition, of energy or transmission rights, or any energy tolling transactions, as seller of tolling services.

          6.17 VOTING. Shall not consent or vote to permit (directly or through any representative acting on its behalf) and shall vote against (and shall direct any such representative to vote against) any action taken by WA Gas Holdings Pty Ltd., Power Partnership Pty Ltd., Energy Partnership Holdings Pty Ltd. or Energy Partnership Pty Ltd. which would not be permitted hereunder had such entity been a Subsidiary of the Borrower, except to the extent necessary to consummate a sale of the Australian Assets as contemplated and permitted hereby.


                          ARTICLE 7. EVENTS OF DEFAULT

          7.1 EVENTS OF DEFAULT. If any of the following events shall occur and be continuing:

                (a) The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Loan, or any fee or any other amount payable hereunder or any other Loan Document, within three (3) days after any such interest, fee or other amount becomes due in accordance with the terms thereof or hereof; or

                (b) Any representation or warranty made or deemed made by any Credit Party herein or in any other Loan Document or in any certificate, document or other instrument delivered by any Credit Party under this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

                (c) The Borrower shall default in the observance or performance of any agreement contained in Article 6; or

                (d) Any Credit Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document, and such default shall continue unremedied for a period of thirty (30) days after the earlier of notice thereof being provided by the Administrative Agent or the Required Lenders or discovery thereof by a Responsible Officer of the Borrower; or

                (e)     Any Credit Party or any Subsidiary of the Borrower shall
     (A) default in any payment (regardless of amount) of principal of, premium, if any, or interest on any Debt having an aggregate principal amount in excess of, in the case of the Borrower and any of its Subsidiaries, $5,000,000 or, in the case of any other Credit Party, $40,000,000 (other than the Loans) beyond the grace period, if any, provided in the instrument or agreement under which such Debt was created or (B) default in the observance or performance of any other agreement or condition relating to any such Debt or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice, if required, such Debt to become due prior to its stated maturity; or

                (f) (i) Any Credit Party or any Subsidiary of the Borrower shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or any Credit Party or any such Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against any Credit Party or any such Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or un-bonded for a period of 60 days; or (iii) there shall be commenced against any Credit Party or any such Subsidiary any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distrait or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) any Credit Party or any such Subsidiary shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) any Credit Party or any such Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

                (g)     [Intentionally Omitted] or

                (h) One or more judgments or decrees shall be entered against any Credit Party or any Subsidiary of the Borrower involving in the aggregate a liability (to the extent not covered by third-party insurance as to which the insurer has acknowledged coverage) of, in the case of the Borrower and any of its Subsidiaries, $5,000,000 or more, or, in the case of any other Credit Party, $40,000,000 or more, and sufficient judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof to reduce such amount to less than, in the case of the Borrower and any of its Subsidiaries, $5,000,000 or, in the case of any other Credit Party, $40,000,000; or

                (i) (y) The Collateral Documents shall cease, for any reason, to be, or shall be asserted in writing by any Credit Party not to be, in full force and effect, other than pursuant to the terms thereof and hereof or (z) the Lien created thereby shall cease to be, or shall be asserted in writing by any Credit Party not to be, enforceable and of the same effect as to perfection and priority purported to be created thereby with respect to any significant portion of the collateral thereunder;

                (j) Aquila or any of its Subsidiaries shall have made any prepayment, repurchase, redemption or defeasance of any Indebtedness, other than (A) regularly scheduled payments of principal, (B) refinancing (including any redemption or defeasance from proceeds of refinancing Debt) of any Indebtedness in compliance with the $430 Million Credit Agreement,
     (C) any prepayment, repurchase, redemption, or defeasance of any Indebtedness to the extent that the consideration therefor is property other than cash, cash equivalents (as determined in accordance with GAAP) or accounts receivable, (D) any prepayment, repurchase, redemption, or defeasance of the Senior Notes (other than pursuant to a refinancing in clause (B) above) or any buy-out of any tolling agreement to the extent that the consideration therefor is cash, cash equivalents (as determined in accordance with GAAP) or accounts receivable and does not exceed $125,000,000 in aggregate (with cash and cash equivalents being valued at 100% and accounts receivable at 75% of the face amount thereof) and (E) any mandatory prepayment of Indebtedness under and in compliance with the $430 Million Credit Agreement;

                (k) Any Event of Default (as such term is defined in the $430 Million Credit Agreement, the Aquila Piatt County Power Guaranty or the MEP Flora Power Guaranty) shall occur; or

                (l)     A Change of Control shall occur;

          then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Commitments shall immediately terminate, the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement, the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, by notice to the Borrower, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable. Except as expressly provided above in this Section, presentment, demand, protest and all other notices of any kind are hereby expressly waived. Without limiting any other right or remedy, upon the occurrence and during the continuation of an Event of Default, the Collateral Agent shall have the right to request, and the Borrower shall promptly, and in any event within thirty (30) days of such request, cause to be delivered, an appraisal of all or any portion of collateral securing the credit facilities hereunder as the Collateral Agent may designate, in form and substance and by an appraiser acceptable to the Collateral Agent.

                              ARTICLE 8. THE AGENTS

          8.1 APPOINTMENT. Each Lender hereby irrevocably designates and appoints CSFB as Administrative Agent and as Collateral Agent (for purposes of this Article 8, collectively, the "AGENTS"), and to act as its agent under this Agreement and the other Loan Documents. Each such Lender irrevocably authorizes each Agent, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to each Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Each Lender further authorizes and directs each Agent to execute and deliver releases (or similar agreements) to give effect to the provisions of this Agreement and the other Loan Documents, including specifically, without limitation, the provisions of SECTION 6.7 hereof. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein or in therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against either Agent. Without limiting the generality of the foregoing, the Agents are hereby expressly authorized to execute any and all documents (including releases) with respect to the Collateral and the rights of the Secured Parties with respect thereto, as contemplated by and in accordance with the provisions of this Agreement or any other Loan Document.

          8.2 DELEGATION OF DUTIES. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

          8.3 EXCULPATORY PROVISIONS. No Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for its own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties, made by the Borrower or any officer or any of them contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by either Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this

Agreement or the Notes or any other Loan Document or for any failure of the Borrower to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Borrower or any Subsidiary.

          8.4 RELIANCE BY AGENTS. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrower), independent accountants and other experts selected by such Agent. Each Agent may deem and treat the payee of any Note or any loan account in the Register as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, the Notes and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the amounts owing hereunder.

          8.5 NOTICE OF DEFAULT. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. Each Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; PROVIDED that unless and until such Agent shall have received such directions, such Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

          8.6 NON-RELIANCE ON AGENTS AND OTHER LENDERS. Each Lender expressly acknowledges that no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by either Agent hereafter taken, including any review of the affairs of the Borrower, shall be deemed to constitute any representation or warranty by either Agent to any Lender. Each Lender represents to each Agent that it has, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon either Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or furnished to the Administrative Agent for the account of, or with a counterpart or copy for, each Lender, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of the Borrower or any of its Subsidiaries which may come into the possession of either Agent or any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates.

          8.7 INDEMNIFICATION. The Lenders agree to indemnify each Agent in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) and their respective directors, officers, employees and agents, ratably according to their respective Commitment Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their Commitment Percentages immediately prior to such date), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of all amounts owing hereunder) be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent under or in connection with any of the foregoing; PROVIDED that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from such Agent's gross negligence, willful misconduct or bad faith. The agreements in this Section shall survive the payment of the Obligations hereunder.

          8.8 AGENT IN ITS INDIVIDUAL CAPACITY. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any Subsidiary as though such Agent were not an Agent hereunder and under the other Loan Documents. With respect to Loans made or renewed by it and any Note issued to it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms "Lender" and "Lenders" shall include each Agent in its individual capacity.

          8.9 SUCCESSOR ADMINISTRATIVE AGENT. The Administrative Agent may resign as Administrative Agent upon ten days' notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall, with the consent of the Borrower (which consent shall not be unreasonably withheld and shall not be required if an Event of Default shall have occurred that is continuing) appoint a successor administrative agent, whereupon such successor Administrative Agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term "Administrative Agent" shall mean such successor Administrative Agent effective upon such appointment and approval, and the former Administrative Agent's rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of any amounts payable hereunder. After any retiring or terminated Administrative Agent's resignation or termination, as the case may be, as Administrative Agent, the provisions of this Section shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

                            ARTICLE 9. MISCELLANEOUS

          9.1 AMENDMENTS AND WAIVERS. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section. The Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the Borrower written amendments, supplements or modifications hereto for the purpose of adding any provisions to this Agreement or changing in any manner the rights of the Lenders or of the Borrower hereunder, (b) enter into with the Borrower written amendments, supplements or modifications to the other Loan Documents for the purpose of adding provisions to such other Loan Documents or changing in any manner the rights of the Lenders or the Borrower thereunder or (c) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; PROVIDED that no such waiver and no such amendment, supplement or modification (i) shall reduce the principal amount or extend the scheduled date of maturity of the Loan of any Lender or of any installment thereof, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the expiration date of any Lender's Commitment, in each case, without the consent of such Lender, (ii) shall amend, modify or waive any provision of this Section, SECTION 2.11 in a manner that would alter the pro rata sharing payments required by SECTION 2.11, or vary any provision of this Agreement or any other Loan Document which specifically by its terms requires the approval or consent of all the Lenders or reduce the percentage specified in the definition of Required Lenders, or consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or release any material portion of the Collateral (other than in accordance with the terms of the Loan Documents), in each case, without the written consent of all the Lenders, or
(iii) shall amend, modify or waive any provision of ARTICLE 8 or any other provision in any Loan Document governing the rights or obligations of the Administrative Agent or the Collateral Agent without the written consent of the then Administrative Agent or the Collateral Agent, as applicable. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the Lenders, the Administrative Agent, the Collateral Agent and all future holders of the Loans. In the case of any waiver, the Borrower, the Lenders and the Administrative Agent shall be restored to their former position and rights hereunder and under any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

          9.2 NOTICE. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or, in the case of notice by mail, when received, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower or the Administrative Agent, and as set forth in Schedule I in the case of any Lender, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the amounts payable hereunder:

Borrower:               UtiliCorp Australia, Inc.
                        c/o Aquila, Inc.
                        20 West Ninth Street
                        Kansas City, Missouri 64105
                        Attention:  Treasurer
                        Telecopy No. (816) 467-3591

Administrative Agent:   Credit Suisse First Boston
                        Eleven Madison Avenue
                        New York, New York 10010-3629
                        Attention:  Agency Department Manager
                        Telecopy No.: (212) 325-8304

          provided that any notice, request or demand to or upon the Administrative Agent made under this Agreement may be made by telephone, with prompt written confirmation thereafter of such telephonic notice, and the Administrative Agent shall be entitled to rely on such telephonic notice; PROVIDED, FURTHER, that any notice, request or demand to or upon the Administrative Agent and the Lenders pursuant to SECTION 2.3, SECTION 2.5, or
SECTION 2.6, shall not be effective until received.

          9.3 NO WAIVER; CUMULATIVE REMEDIES. No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or

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

privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

          9.4 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans hereunder.

          9.5 PAYMENT OF EXPENSES AND TAXES; INDEMNIFICATION. The Borrower agrees (a) to pay or reimburse the Arranger, the Administrative Agent and the Collateral Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the arrangement and syndication of the credit facilities provided for herein, any due diligence related hereto (including without limitation any evaluation of collateral), the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement, the Notes and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements of external counsel to the Arranger, the Administrative Agent and the Collateral Agent, (b) to pay or reimburse the Administrative Agent, the Collateral Agent and each Lender for all its costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the Notes, the other Loan Documents and any such other documents, including, without limitation, the reasonable fees and disbursements of counsel (including allocated costs of internal counsel) to the Administrative Agent, the Collateral Agent and each Lender, (d) to pay, and indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Lender from, any and all present or future stamp, documentary or excise taxes or similar charges, any and all recording and filing fees, and any and all liabilities with respect thereto, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or payment under, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the Notes, the other Loan Documents and any such other documents, and (e) to pay, and indemnify and hold harmless the Administrative Agent, the Collateral Agent, each Lender (including each of their respective parents, subsidiaries, officers, directors, employees, agents, trustees and attorneys-in-fact) (each such Person being called an "INDEMNITEE") from and against, any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, settlements, expenses or disbursements of whatever kind or nature arising from, in connection with or with respect to (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Materials of Environmental Concern on or from any property owned or operated by the Borrower or any of its Subsidiaries, or

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any Environmental Liability related in any way to the Borrower or any of its
Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto (all the foregoing in this clause (e), collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED that such indemnity shall not, as to any Indemnitee, be available to the extent that such indemnified liabilities are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee (or such Indemnitee's parent, subsidiaries, officers, directors, employees, agents, trustees or attorneys-in-fact). To the extent permitted by applicable law, each party hereto agrees not to assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or the use of the proceeds thereof. The agreements in this SECTION 9.5 supercede the reimbursement and indemnification provisions in the Commitment Letter, and shall survive repayment of the Obligations hereunder.

          9.6 SUCCESSORS AND ASSIGNS; PARTICIPATIONS AND ASSIGNMENTS. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Administrative Agent, all future holders of the amounts owing hereunder and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of each Lender.

                (b) Any Lender may, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time sell to one or more banks or other entities ("PARTICIPANTS") participating interests in any Loan owing to such Lender, any Note held by such Lender, any Commitment and any other interest hereunder and under the other Loan Documents without notice to or the consent of the Borrower or the Administrative Agent. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender's obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Note for all purposes under this Agreement and the other Loan Documents, the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and the other Loan Documents and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to the Loans and other obligations owing to such Lender and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers (i) decreasing the amount of principal of or the rate at which interest is payable on such Loans or Notes, (ii) extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Notes, (iii) extending its Commitment, (iv) permitting any assignment or transfer of any of the Borrower's rights or obligations under this Agreement) or (v)

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     releasing all or substantially all of the Collateral. The Borrower agrees that if amounts outstanding under this Agreement and the Notes are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and any Note to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any Note; PROVIDED that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in SECTION 9.7(a) as fully as if it were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of SECTION 2.13, SECTION
     2.14 and SECTION 2.15 with respect to its participation in the Commitments and the Loans outstanding from time to time as if it were a Lender; PROVIDED that, in the case of SECTION 2.14, such Participant shall have complied with the requirements of said Section; and PROVIDED, FURTHER, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

                (c) Any Lender, in the ordinary course of its commercial banking business and in accordance with applicable law, at any time and from time to time may assign to any Lender or any affiliate or Approved Fund thereof, or, with the consent of the Administrative Agent (which consent shall not be unreasonably withheld), to an additional bank, financial institution, fund or commingled investment vehicle, or other Person (an "ASSIGNEE") all or any pro rata portion of its rights and obligations under this Agreement and the Notes pursuant to an assignment agreement, substantially in the form of EXHIBIT C (or such other form approved by the Administrative Agent's in its sole discretion) (an "ASSIGNMENT AND ASSUMPTION AGREEMENT"), executed by such Assignee, such assigning Lender and, in the case of an Assignee that is not then a Lender or an affiliate or Approved Fund thereof, by the Administrative Agent and delivered to the Administrative Agent for its acceptance and recording in the Register (such Assignment and Assumption Agreement to be electronically executed and delivered to the Administrative Agent via an electronic settlement system then acceptable to the Administrative Agent (which initially shall be ClearPar, LLC) or, if no such system is then acceptable to the Administrative Agent, by manual execution and delivery); provided that (i) any such assignment must be (A) a pro rata assignment to such assignee with respect to all of its rights and interests as a Lender hereunder and (B) a pro rata assignment to such assignee with respect to all of its rights and interests as a lender under the $430 Million Credit Agreement, (ii) in a minimum amount equal to the lesser of $1,000,000 and the aggregate Commitments and outstanding Loans of such Lender then in effect unless (y) otherwise agreed to by each of the Borrower and the Administrative Agent or (z) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund of a Lender, and (iii) after giving effect to any such assignment, such Lender shall have either (x) sold all its rights and obligations hereunder and under the Notes or

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     (y) retained at least $1,000,000 of the aggregate Commitments and outstanding Loans. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Assumption Agreement, (1) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption Agreement, have the rights and obligations of a Lender hereunder with a Commitment and Loans as set forth therein and (2) the assigning Lender thereunder, to the extent provided in such Assignment and Assumption Agreement, shall be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all or the remaining portion of an assigning Lender's rights and obligations under this Agreement, such assigning Lender shall cease to be a party hereto; provided that the provisions of SECTION 2.13, SECTION 2.14, SECTION 2.15 and SECTION 9.5 shall continue to benefit such assigning Lender to the extent required by such Sections). On or prior to the effective date determined pursuant to such Assignment and Assumption Agreement, (i) appropriate entries shall be made in the accounts of the assigning Lender and the Register evidencing such assignment and releasing the Borrower from any and all obligations to the assigning Lender in respect of the assigned Loan or Loans and (ii) appropriate entries evidencing the assigned Loan or Loans shall be made in the accounts of the Assignee and the Register as required by SECTION 9.6(d). In the event that any Notes have been issued in respect of the assigned Loan or Loans, such Notes shall be marked "CANCELLED" and surrendered by the assigning Lender to the Administrative Agent for return to the Borrower.

                (d) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain, at its address referred to in
     SECTION 9.2, a copy of each Assignment and Assumption Agreement delivered to it and a register (the "REGISTER") for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to each Lender from time to time. To the extent permitted by applicable law, the entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower and the Administrative Agent may (and, in the case of any Loan not evidenced by a Note, shall) treat each Person whose name is recorded in the Register as the owner of the Loan recorded therein as the owner thereof for all purposes of this Agreement and the other Loan Documents, notwithstanding notice to the contrary. Any assignment of any Loan or other obligation hereunder not evidenced by a Note shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice.

                (e) Upon its receipt of an Assignment and Assumption Agreement executed by the assigning Lender and an Assignee (and, in the case of an Assignee that is not then a Lender or an affiliate thereof, by the Administrative Agent ) together with payment by the assigning Lender or by the Assignee to the Administrative Agent of a registration and processing fee of $3,500, the Administrative Agent shall promptly accept such Assignment and Assumption

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     Agreement and, on the effective date determined pursuant thereto, shall record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower.

                (f) Notwithstanding anything to the contrary contained herein, any Lender (a "GRANTING LENDER") may grant to a special purpose funding vehicle (a "SPC"), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; PROVIDED that (i) nothing herein shall constitute a commitment by any SPC to make any advance hereunder, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the applicable Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this SECTION 9.6(f), any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This section may not be amended without the written consent of the SPC.

                (g) The Borrower authorizes the Lenders to disclose to any Participant or Assignee (each, a "TRANSFEREE") and any prospective Transferee, any and all financial information in the Lenders' possession concerning the Borrower and its respective Affiliates which has been delivered to the Administrative Agent or the Lenders by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to the Administrative Agent or the Lenders by or on behalf of the Borrower in connection with the Lender's credit evaluation of the Borrower and its respective Affiliates prior to becoming a party to this Agreement; provided that each such Transferee and prospective Transferee agrees in writing to be bound by the provisions of SECTION 9.8.

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                (h)     Nothing herein shall prohibit any Lender from pledging
     or assigning any Note to any Federal Reserve Bank in accordance with applicable law. In the case of any Lender that is a fund that invests in bank loans, such Lender may, without the consent of the Borrower or Administrative Agent, assign or pledge all or any portion of its rights under this Agreement, including the Loans and Notes or any other instrument evidencing its rights as a Lender under this Agreement, to any holder of, trustee for, or any other representative of holders of, obligations owed or securities issued, by such fund, as security for such obligations or securities; provided that any foreclosure or similar action by such trustee or representative shall be subject to the provisions of this SECTION 9.6 concerning assignments.

          9.7 ADJUSTMENTS; SETOFF. (a) If any Lender (a "BENEFITED LENDER") shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in SECTION 7.1(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; PROVIDED that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

                (b) Upon the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, (without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law), upon any amount becoming due and payable by the Borrower hereunder or under the Notes (whether at the stated maturity, by acceleration or otherwise), to setoff and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender; PROVIDED that the failure to give such notice shall not affect the validity of such setoff and application.

          9.8 CONFIDENTIALITY. Each Lender agrees to exercise all reasonable efforts (consistent with its customary methods for keeping information confidential) to keep any information delivered or made available by the Borrower (such information,

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"CONFIDENTIAL INFORMATION") confidential from anyone other than persons employed or retained by such Lender who are or are expected to become engaged in evaluating, approving, structuring or administering the Loans; PROVIDED that nothing herein shall prevent any Lender from disclosing such information (a) to any Affiliate of such Lender or to any other Lender, (b) upon the order of any court or administrative agency, (c) upon the request or demand of any regulatory agency or authority having jurisdiction over such Lender, (d) that has been publicly disclosed, (e) in connection with any litigation relating to the Loans, this Agreement or any transaction contemplated hereby to which any Lender or the Administrative Agent may be a party, (f) to the extent reasonably required in connection with the exercise of any remedy hereunder, (g) to such Lender's legal counsel and independent auditors, and (h) to any actual or proposed participant or assignee of all or any part of its Loans hereunder, if such other Person, prior to such disclosure, agrees, in writing, for the benefit of the Borrower to comply with the provisions of this SECTION 9.8. Notwithstanding anything herein to the contrary, Confidential Information shall not include, and each Lender and each Agent (and each employee, representative or other agent of each Lender and each Agent) may disclose to any and all persons without limitation of any kind, any information with respect to the "tax treatment" and "tax structure" (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such Lender, Agent, employee, representative or other agent relating to such tax treatment and tax structure; provided that with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, this sentence shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the Loans and the transactions contemplated hereby.

          9.9 EFFECTIVENESS. This Agreement shall become effective on the date when counterparts hereof executed on behalf of the Borrower, the Administrative Agent, each Lender shall have been received by the Administrative Agent and notice thereof shall have been given by the Administrative Agent to the Borrower.

          9.10 COUNTERPARTS. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), and all said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with each of the Borrower and the Administrative Agent.

          9.11 SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

          9.12 INTEGRATION. This Agreement and the other Loan Documents represent the agreement of the Borrower, the Administrative Agent, the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings,

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representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents. This Agreement and the other Loan Documents shall supercede the Commitment Letter in its entirety.

          9.13 GOVERNING LAW. THIS AGREEMENT AND THE NOTES AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF OTHER THAN
SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

          9.14 SUBMISSION TO JURISDICTION; WAIVERS. The Borrower hereby irrevocably and unconditionally:

                (a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the Courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

                (b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

                (c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, as the case may be, at its address set forth in
     SECTION 9.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

                (d) agrees that nothing contained herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

                (e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

          9.15  ACKNOWLEDGMENTS. The Borrower hereby acknowledges that:

                (a) Neither the Administrative Agent nor Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship

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     between the Administrative Agent and the Lenders, on the one hand, and the
     Borrower, on the other hand, in connection herewith or therewith is solely that of creditor and debtor; and

                (b) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby between the Administrative Agent, the Lenders and the Borrower.

          9.16 WAIVERS OF JURY TRIAL. THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR THE NOTES OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

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          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                       BORROWER:

                                       UTILICORP AUSTRALIA, INC.


                                       By: /s/ Randy Miller
                                           -------------------------------------
                                           Name: Randy Miller
                                           Title: Treasurer

                                       ADMINISTRATIVE AGENT:

                                       CREDIT SUISSE FIRST BOSTON,
                                         CAYMAN ISLANDS BRANCH


                                       By: /s/ S. William Fox
                                           -------------------------------------
                                           Name: S. William Fox
                                           Title: Director

                                       By: /s/ Cassandra Droogan
                                           -------------------------------------
                                           Name: Cassandra Droogan
                                           Title: Associate

                                       ISSUING BANK:

                                       CREDIT SUISSE FIRST BOSTON


                                       By: /s/ S. William Fox
                                           -------------------------------------
                                           Name: S. William Fox
                                           Title: Director

                                       By: /s/ Cassandra Droogan
                                           -------------------------------------
                                           Name: Cassandra Droogan
                                           Title: Associate

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